Exhibit 10.2

credit and security AGREEMENT
BY AND AMONG
citizens Bank, n.a.,

PLANET PAYMENT, INC.,

as Parent,

and

each of the affiliates of parent

that is signatory hereto as a “borrower” or a “guarantor”

dated as of

June 10, 2015

i

Article 4	CONDITIONS	23
4.1	Initial Conditions	23
4.2	Additional Condition to the Bank’s Obligations	24
Article 5	AFFIRMATIVE COVENANTS	24
5.1	Existence and Good Standing.	24
5.2	Financial Statements/Financial Information.	24
5.3	Covenant Compliance Certificates	25
5.4	Securities and Governmental Reports	25
5.5	Notification of Account Debtors	25
5.6	Books and Records	25
5.7	Insurance	25
5.8	Litigation; Event of Default	26
5.9	Taxes	26
5.10	Costs and Expenses	26
5.11	Compliance; Notification.	26
5.12	ERISA	27
5.13	Accounts	27
5.14	Financial Covenants	27
5.15	Condition of Collateral; No Liens	27
5.16	Records	27
5.17	Further Assistance	27
5.18	Transactions Among Affiliates	28
5.19	Additional Subsidiary	28
5.20	Acquired or Intellectual Property	28
5.21	Other Information	28
5.22	Post-Closing Delivery	28
Article 6	NEGATIVE COVENANTS	29
6.1	Indebtedness	29
6.2	Guaranties	29
6.3	Consolidations, Mergers, or Acquisitions	29
6.4	Liens and Encumbrances	30
6.5	Additional Negative Pledge	31
6.6	Transfer of Assets; Liquidation.	31
6.7	Changes	31
6.8	[Reserved]	31
6.9	Modification of Governing Documents	31
6.10	Change of Location or Name	31
6.11	Change of Accounting Practices	31
6.12	Leases	31
6.13	Inconsistent Agreement	31
6.14	Use of Proceeds	31

6.15	Loans and Investments	32
Article 7	SECURITY AND RIGHT OF SET OFF	32
7.1	Security Agreement	32
7.2	Additional Collateral	32
7.3	Deposit Accounts	32
7.4	Right of Set-off	32
Article 8	DEFAULT	33
8.1	Events of Default	33
8.2	Remedies	34
8.3	Powers of Attorney	35
8.4	Specific Rights Regarding Collateral	36
Article 9	MISCELLANEOUS	37
9.1	Indemnification and Release Provisions	37
9.2	Binding and Governing Law	38
9.3	Survival.	38
9.4	No Waiver; Delay	38
9.5	Modification; Waiver	38
9.6	Headings	38
9.7	Notices	38
9.8	Time of Day	39
9.9	Severability	39
9.10	Counterparts	39
9.11	Consent to Jurisdiction and Service of Process	39
9.12	Preservation and Limitation of Remedies	40
9.13	WAIVER OF JURY TRIAL	40
9.14	CONFESSION OF JUDGMENT	40
9.15	ACKNOWLEDGMENTS	41
9.16	U.S. Patriot Act/OFAC Notice	41

EXHIBITS AND SCHEDULES

Exhibit A	Notice of Borrowing
Exhibit B	Standard LIBOR Language
Exhibit C	Financial Condition Certificate
Exhibit D	Closing Condition Certificate

Schedules

Schedule 3.11	Indebtedness
Schedule 3.14	Locations of Collateral
Schedule 3.16	Other Name or Entities
Schedule 3.22	Material Contracts
Schedule 3.23	Deposit Accounts
Schedule 4.1(j)	Closing Checklist
Schedule 6.4	Encumbrances

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT is made this 10TH day of June, 2015, by and among (i) CITIZENS BANK, N.A. (the “Bank”), (ii) PLANET PAYMENT, INC., a Delaware corporation (“Parent”), (iii) each of the Affiliates of Parent identified on the signature pages hereof as a “Borrower” (Parent and such Affiliates are referred to hereinafter each individually as a “Borrower” and collectively, jointly and severally, as the “Borrowers”), and (iv) each of the Affiliates of Parent identified on the signature pages hereof as a “Guarantor”).

BACKGROUND

A.Borrowers desire the Bank to make available to them a $10,000,000 revolving line of credit for general corporate purposes, repurchases of issued and outstanding capital stock of Parent, and other permitted purposes (“Line of Credit”).

B.The Bank is willing to provide the Line of Credit to Borrowers, subject to the terms and conditions hereof.

In consideration of the foregoing background and the promises and the agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree, under seal, as follows:

Article 1
DEFINITIONS

1.1Definitions.  When used in this Agreement, the following terms shall have the respective meanings set forth below.

“Advance” means a borrowing under the Line of Credit.

“Affiliate” means:  (i) any person who or entity which directly or indirectly owns, controls or holds five percent (5%) or more of the outstanding beneficial interest in a Borrower; (ii) any entity of which five percent (5%) or more of the outstanding beneficial interest is directly or indirectly owned, controlled, or held by a Borrower; (iii) any entity which directly or indirectly is under common control with a Borrower; (iv) any officer, director or partner of a Borrower or any Affiliate; or (v) any immediate family member of any person who is an Affiliate.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Credit and Security Agreement and all exhibits and schedules hereto, as each may be amended from time to time.

“Applicable Margin” has the meaning ascribed to such term in Exhibit B attached hereto.

“Business Day” has the meaning ascribed to such term in Exhibit B attached hereto.

“Capital Securities” means, with respect to any Person, all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests or limited liability company interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” means any amount payable with respect to any lease of any tangible or intangible property (whether real, personal, or mixed), however denoted, which is required by U.S. GAAP to be reflected as a liability with respect to capital leases on the face of the balance sheet of the lessee thereunder.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits, or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with the Bank, Deposit Accounts located within the United States subject to a Control Agreement, or Deposit Accounts located outside of the United States, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or a recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Change of Control” means any of the following (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions or otherwise):

(a)Parent shall fail to:  (i) be the record and beneficial owner (as defined below), free and clear of any liens of 100%, on a fully diluted basis, of the outstanding Capital Securities of each of the other Borrowers or (ii) have the power to direct or cause the direction of the management and policies each of the other Borrowers;

(b)a  change in the ownership of any Subsidiary becoming a party to this Agreement, such that Parent or any Subsidiary of Parent fails to:  (i) be the record and beneficial owner (as defined below), free and clear of any liens (other than Permitted Liens) of 100%, on a fully diluted basis, of the outstanding Capital Securities of each such Subsidiary or (ii) have the power to direct or cause the direction of the management and policies of each such Subsidiary, except with respect to any dissolved or merged Subsidiary as expressly permitted, in each case, under Section 6.6(b);

“Closing Condition Certificate” means a certificate in the form attached hereto as Exhibit D.

“Closing Date” means the date hereof or such later date as is mutually agreeable to Borrowers and the Bank.

“Closing Date Transactions” means, collectively, the closing and consummation of each of:  (a) the financing contemplated by this Agreement; and (b) the release of all liens and security interests (other than the liens and security interests of the Bank) encumbering any of the assets of any Borrower.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations with respect thereto in effect from time to time.

“Collateral” means all property, real, personal or mixed, of a Loan Party or in which a Loan Party has an interest, wherever located and whether now existing or hereafter created and whether now owned or hereafter acquired by such Loan Party including, without limitation:  (i) Accounts (as defined in the UCC); (ii) Chattel Paper (as defined in the UCC); (iii) Contracts (as defined in the UCC); (iv) Deposit Accounts (as defined in the UCC); (v) Documents (as defined in the UCC); (vi) Equipment (as defined in the UCC); (vii) Inventory (as defined in the UCC); (viii) General Intangibles (as defined in the UCC); (ix) Fixtures (as defined in the UCC); and (x) Instruments (as defined in the UCC), together with all proceeds and products thereof; provided, however that “Collateral” shall at no time include any Excluded Property.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated” means, for any Person, with respect to any accounting matter or amount, such matter or amount computed on a consolidated basis for such Person and its Subsidiaries in accordance with U.S. GAAP.

“Consolidated Adjusted EBITDA” means, with respect to the Borrowers and their Subsidiaries, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Consolidated Interest Expense, net income tax expense, depreciation, and amortization, plus stock-based compensation and any other extraordinary or non-recurring expenses or charges reasonably acceptable to and approved by the

Bank for such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating Consolidated Net Income for such period, all as determined for the Borrowers and their Subsidiaries on a consolidated basis in accordance with U.S. GAAP applied on a consistent basis.

“Consolidated Cash Interest Charges” means, with respect to the Borrowers and their Subsidiaries determined on a Consolidated basis, for the applicable period, the total (without duplication), in Dollars, of (all as determined in accordance with U.S. GAAP) of the sum of (or difference between):  (a) aggregate cash payments of interest for the applicable period, including interest paid on the Obligations, and any other cash payments of interest as determined by U.S. GAAP on any other Indebtedness for the applicable period (but excluding, to the extent included in cash payments of interest, (i) prepayment penalties, (ii) fees paid in connection with the Obligations, and (iii) underwriting, commitment and arranging fees), plus (b) the portion of capitalized lease obligations that is treated as interest in accordance with U.S. GAAP for the applicable period, plus (c) the net amount payable (or less the net amount receivable) under any Hedging Agreement for the applicable period.

“Consolidated Fixed Charges” means, with respect to the Borrowers and their Subsidiaries determined on a Consolidated basis, for the applicable period, the total (without duplication) in Dollars of (all as determined in accordance with U.S. GAAP) the sum of:  (a) Consolidated Cash Interest Charges for the applicable period; plus (b) Consolidated Scheduled Funded Debt Payments.

“Consolidated Interest Expense” means, with respect to the Borrowers and their Subsidiaries determined on a Consolidated basis, for the applicable period, the total (without duplication), in Dollars, of (all as determined in accordance with U.S. GAAP) of the sum of (or difference between):  (a) the aggregate amount of interest paid, accrued, or scheduled to be paid in respect of any Indebtedness for the applicable period, net of interest income for the applicable period, and (b) the net amount payable (or less the net amount receivable) under any Hedging Contract for the applicable period.

“Consolidated Net Income” means, for the applicable period and on a Consolidated basis, the net income of the Borrowers and their Subsidiaries as determined in accordance with U.S. GAAP.

“Consolidated Scheduled Funded Debt Payments” means for any period for the Borrower and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Total Funded Debt. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period,  (b) shall not include any voluntary or mandatory prepayments, and (c) shall not including outstanding advances under the Line of Credit whether it be classified as short- or long-term debt.

“Consolidated Total Funded Debt” means, as of any date of determination, the principal portion in Dollars of all Indebtedness (without duplication) on a Consolidated basis:  (a) in respect of any borrowed money (including the Obligations); (b) evidenced by any loan or credit agreement, promissory note, debenture, bond, or other similar written obligation to pay money (including the Loan Documents); (c) under any capitalized lease, synthetic lease or any form of off-balance sheet financing; and (d) any guaranty or endorsement of, or responsibility for, any Indebtedness of the types described in this definition.

“Contractual Obligations” means as to any Person, any provision of any security issued by such Person or of any written agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement to which such Person is a party or by which it or any of such Person’s property is bound.

“Control Agreement” means, with respect to any lockbox, investment property, or Deposit Account, a written agreement or document from the applicable third party, in form and substance reasonably satisfactory to the Bank, (a) acknowledging and consenting to the security interest of the Bank in such lockbox, investment property, or Deposit Account and all cash, checks, drafts, any investment property, and other instruments or writings for the payment of money from time to time therein, (b) confirming such financial institution’s or securities or commodities intermediary’s agreement to follow the instructions of the Bank with respect to all such cash, checks, drafts, any investment property, and other instruments or writings for the payment of money and otherwise provide the Bank with control and sole dominion thereof to give the Bank a first priority perfected security therein (it being agreed that Borrowers shall have full access to such funds unless an Event of Default has occurred and is continuing and the Bank has not elected to revoke such access), (c) waiving all rights of setoff and banker’s or other lien on all items held in any such lockbox, investment property or Deposit Account (other than with respect to payment of customary and market fees and expenses for account services), and (d) containing such other reasonable and market terms and conditions reasonably required by the Bank.

“Current Payroll Accounts” means separate deposit accounts of a Borrower maintained with the Bank used exclusively by such Borrower for its current payroll, current payroll taxes, and its other current employee wage and benefit payments in each case to or for the benefit of its employees.

“Daily LIBOR Rate”  has the meaning ascribed to such term in Exhibit B attached hereto.

“Default” means an event, condition, or circumstance which has occurred, which is in a grace period, and if not cured or waived before the end of such grace period, will become an Event of Default.

“Default Rate” has the meaning ascribed to such term in Section 2.4.

“Deposit Accounts” means any deposit, securities, operating, lockbox, or cash collateral account, together with any funds, instruments, or other items credited to any such account from time to time, and all interest earned thereon.

“Dollars” and “$” means dollars in lawful currency of the United States of America unless otherwise indicated.

“Domestic Subsidiary” is any Subsidiary that is organized under the laws of the United States, any State of the United States or the District of Columbia.

“Environmental Control Statutes” means any federal, state, county, regional or local laws governing the control, storage, removal, spill, release or discharge of Hazardous Substances, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (“CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency ERISA Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, any similar or implementing state law, and in each case, as amended from time to time, and all rules and regulations with respect thereto in effect from time to time.

“EPA” means the United States Environmental Protection Agency, or any successor thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute of similar import, and all rules and regulations with respect thereto in effect from time to time.

“ERISA Affiliate” means, any person that is a member of any group or organization within the meaning of Code Sections 414(b), (c), (m), or (o) of which a Borrower is a member.

“ERISA Plan” means any pension benefit or welfare benefit plan as defined in Sections 3(1), (2) or (3) of ERISA maintained or sponsored by, contributed to, or covering employees of, Borrower or any ERISA Affiliate.

“Essential Borrower IP” shall mean all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits, and other authorizations necessary for a Borrower to market and sell a Borrower’s brand products or provide services.

“Event of Default” means an event described in Section 8.1 hereof.

“Excluded Property” shall mean (a) any permit, lease or license, or asset solely in connection with a purchase money security interest or capital lease financing permitted pursuant to Section 6.4 hereof, held by any Borrower or to which any Borrower is a party that prohibits or requires the consent of any Person as a condition to the creation by such Borrower of a security interest or Lien thereon or that would be breached or violated or give the other party the right to terminate it as a result thereof, or any permit, lease or license, or asset solely in connection with a purchase money security interest or capital lease financing permitted pursuant to Section 6.4 hereof, held by any Borrower or to which any Borrower is a party to the extent that any law applicable thereto prohibits the creation of a security interest or Lien thereon or that would be breached or give the other party the right to terminate it as a result thereof, but only, in each case, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC (including, without limitation, Sections 9-406(a),9-

407(a), 9-408(a) and 9-409 of the UCC) or any other applicable law or principles of equity and for the avoidance of doubt, no Account or proceeds thereof shall be Excluded Property, (b) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed and has been accepted), (c) any leasehold interest of any Person in real property, (d) any Governmental Approval if granting a security interest or lien thereon is prohibited or would expose Borrower to the risk of termination, revocation or any similar result with respect to such Governmental Approval, and (e) any Capital Securities of a Foreign Subsidiary to the extent and for so long as the pledge thereof to the Bank would constitute an investment of earnings in United States property under Section 956 of Internal Revenue Code of 1986, as amended; provided,  however, that “Excluded Property” shall not include any proceeds, products, substitutions, or replacements thereof (unless such proceeds, products, substitutions, or replacements would otherwise constitute Excluded Property as defined immediately above).

“Excluded Swap Obligation” means, with respect to any guarantor of the Obligations, any Swap Obligation if, and to the extent that, the applicable guaranty or collateral pledge provided by such Person with respect to the Obligations becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such applicable guaranty or pledge agreement or similar collateral document becomes effective with respect to such Swap Obligation, but such exclusion shall only be effective for so long as the applicable guaranty or collateral pledge would otherwise be so illegal.

“Financial Condition Certificate” means a certificate in the form attached hereto as Exhibit C.

“Fixed Charge Coverage Ratio” means the ratio resulting from dividing (a) Consolidated Adjusted EBITDA for any period minus the aggregate Unfunded Capital Expenditures minus the aggregate amount of federal, state, local and foreign income, value added, franchise, use or equivalent income type tax expense paid in cash (including any state single business unitary and similar taxes imposed in lieu of income taxes) for the applicable period to the extent deducted in the determination of Consolidated Adjusted EBITDA minus the aggregate amount of any dividends paid to holders of Parent’s Capital Securities by (b) Consolidated Fixed Charges for the same period.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP Objection Notice” has the meaning ascribed to such term in the Section 1.2

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department, or instrumentality of either, or any court, tribunal, grand jury, or arbitrator, in each case whether foreign or domestic.

“Guarantor” means each of (i) Planet Technology Services, LLC, a Delaware limited liability company, (ii) Planet Payment Solutions, LLC, a Delaware limited liability company, and (iii) any other Person that from time to time guarantees the payment and performance of the Obligations of Borrowers pursuant to a Guaranty in favor of the Bank.

“Guaranty” means any guaranty and suretyship agreement executed and delivered to the Bank by each Guarantor from time to time.

“Hazardous Substance” means petroleum products and items defined in the Environmental Control Statutes as “hazardous substances”, “hazardous wastes”, “pollutants” or “contaminants” and any other toxic, reactive, corrosive, carcinogenic, flammable or hazardous substance or other pollutant.

“Hedging Contract” has the meaning ascribed to such term in Exhibit B attached hereto.

“Indebtedness” of any Person means and includes all obligations of such Person which, in accordance with U.S. GAAP and/or the accrual method of accounting, shall be classified on a balance sheet of such Person as liabilities of such Person and in any event shall include all (i) obligations of such Person for borrowed money or which have been incurred in connection with acquisition of property or assets, (ii) obligations secured by any lien upon property or assets owned by such Person, notwithstanding that such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender, or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) capitalized leases, (v) guarantees, (vi) letters of credit and letter of credit reimbursement obligations, and (vii) all obligations under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into by a Borrower or its Affiliates and designed to protect a Borrower against fluctuations in interest rates or currency exchange rates, including without limitation a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code (including Hedging Contacts).

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement between the Loan Parties and the Bank dated as of the date of this Agreement.

“Letter of Credit Exposure” has the meaning ascribed to such term in Section 2.2(e).

“Letters of Credit” has the meaning ascribed to such term in Section 2.2(e).

“Leverage Ratio” means the Consolidated Total Funded Debt divided by Consolidated Adjusted EBITDA.

“LIBOR Rate” has the meaning ascribed to such term in Exhibit B attached hereto.

“LIBOR Interest Period” has the meaning ascribed to such term in Exhibit B attached hereto.

“Lien” means any lien, security interest, pledge, hypothecation, mortgage, collateral assignment, or other charge, encumbrance, or similar preferential arrangement, including, without limitation, the retained security title of a conditional vendor or lessor.

“Line of Credit” has the meaning ascribed to such term in the Background of this Agreement.

“Line of Credit Note” means the promissory note from Borrowers to the Bank in the amount of $10,000,000 dated of even date herewith.

“Loan Documents” means this Agreement, the Line of Credit Note, each Guaranty, the Pledge Agreement, the Intellectual Property Security Agreement, and any other agreements, documents, instruments, and writings now or hereafter existing, creating, evidencing, guarantying, securing, or relating to any liabilities of the Loan Parties to the Bank together with all amendments, modifications, renewals, or extensions thereof.

“Loan Party” means any Borrower or Guarantor, and “Loan Parties” means, collectively, each Borrower and each Guarantor.

“Local Authorities” means individually and collectively the state and local governmental authorities and administrative agencies which govern the commercial or industrial facilities owned, leased, or operated by Parent or any of its Subsidiaries.

“Material Adverse Effect” means any change, event, action, condition, or effect which, individually or in the aggregate, (a) materially impairs the legality, validity, or enforceability of this Agreement, the Line of Credit Note, the Pledge Agreement, any Control Agreement, any Hedging Contract, or any other material Loan Document or the ability of Borrowers to pay any of the Obligations when due (including when due on demand) hereunder, (b) impairs the fully perfected first priority status of the Liens granted hereunder and under the other Loan Documents in favor of Bank in the Collateral or any other assets pledged in favor of the Bank to secure the Obligations or any portion thereof (subject only to the Permitted Liens), (c) materially and adversely affects the business, assets, operations, performance, or financial condition of Borrowers taken as a whole, or (d) creates a material adverse effect on the rights or remedies of the Bank under this Agreement, the Line of Credit Note, the Pledge Agreement, any Control Agreement, any Hedging Contract, or any other material Loan Document.

“Material Contract” means each written contract, agreement, commitment, and other Contractual Obligation of Borrowers as of the Closing Date, pursuant to which the Loan Parties generate an aggregate amount equal to 10% or more of the annual Consolidated revenues of the Loan Parties.

“Minimum Availability Requirement” means the aggregate amount of (a) cash and Cash Equivalents of Parent and its Subsidiaries on a Consolidated basis plus (b) availability under the Line of Credit, in an amount greater than $5,000,000.

“Notice of Change in GAAP” has the meaning ascribed to such term in the Section 1.2.

“Obligations” means the Line of Credit, the Letter of Credit obligations, all other loans, advances, and Indebtedness of one or more Borrowers owed to any one or more of the Bank or the Affiliates of the Bank of every kind and description, including all principal, interest, and fees, whether now existing or hereafter arising, including those owed by any one or more Borrowers to others and acquired by the Bank or any Affiliate of the Bank, by purchase, assignment, or otherwise, whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, related or unrelated, whether arising out of any Swap Obligation, overdrafts on checking, deposit, or other accounts or electronic funds transfers (whether through wire transfers, automatic clearing houses, or otherwise) or out of the Bank non-receipt of, or inability to collect, funds or otherwise not being made whole in connection with depository transfer checks or other similar arrangements, and whether or not secured by additional collateral, and including all liabilities, obligations and Indebtedness arising under this Agreement and the other Loan Documents, all obligations under all treasury and cash management agreements, all obligations with respect to any credit or debit cards issued by the Bank (or any Affiliate of the Bank), all obligations to perform or forbear from performing acts, all amounts represented by Letters of Credit now or hereafter issued by the Bank for the benefit of or at the request of one or more Borrowers, and all expenses and reasonable attorneys’ fees incurred by the Bank and any Affiliate of the Bank in connection with any of the foregoing; provided,  however, that with respect to any guarantor of the Obligations, the Obligations shall not include any Excluded Swap Obligation in respect of such Person.

“Paid In Full” or “Payment In Full” means, with respect to any Obligations, (a) the payment in full in cash of all such Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted, or (ii) Swap Obligations that, at such time, are allowed by the Bank to remain outstanding and that are not required by the provisions of this Agreement or any other agreement or document with the Bank to be repaid or cash collateralized), (b) the termination or expiration of the obligation of the Bank to make any Advance under the Line of Credit in accordance with the terms and conditions of this Agreement, and (c) in connection with the termination or expiration of the obligation of the Bank to make any Advance under the Line of Credit, either (i) the cancellation and return to the Bank of all original Letters of Credit or (ii) the cash collateralization of all Letters of Credit (in an amount equal to 103% of the stated amount of such Letters of Credit) in a manner reasonably acceptable to the Bank.

“Parent Tax Distributions” has the meaning ascribed to such term in Section 6.15(a)(A).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Perfection Certificate” means the Perfection Certificate from each Loan Party dated of even date herewith.

“Permitted Liens” means:  (a) Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which a Borrower shall, if appropriate under U.S. GAAP, have set aside on its books and records adequate reserves; (b) deposits and other Liens under workmen’s compensation, unemployment insurance, social security, ERISA, and other similar laws, or, if applicable, to secure the performance of bids, tenders, or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance, or other similar bonds for the performance of bids, tenders, or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance, or other similar bonds in the ordinary course of business, in each case as long as a reserve is maintained with respect thereto in accordance with U.S. GAAP and in amounts deemed reasonably adequate by the Bank; (c) Liens in favor the Bank; (d) cash collateral securing bank guaranties and letters of credit and cash security deposits in favor of landlords and lessors, provided that such cash collateral and cash security deposits (A) are provided in the ordinary course of business and (B) secure obligations of a Borrower to landlords and lessors under real property leases; (e) purchase money security interests upon or in any property acquired or held by any Borrower in the ordinary course of business to secure the purchase price of such property, and Liens in connection with Capitalized Lease Obligations, so long as: (i) the aggregate indebtedness relating to such purchase money security interests and Capitalized Lease Obligations does not at any time exceed $5,000,000 in the aggregate at any time, (ii) each such lien shall only attach to the property to be acquired and the proceeds thereof; and (iii) the indebtedness incurred shall not exceed 100% of the purchase price of the item or items purchased (including taxes and freight); (f) Liens arising from precautionary UCC (or equivalent) financing statements filed with respect to operating leases or consignment of goods; (i) customary rights of set off, revocation, refunds, or chargeback under deposit agreements or under the UCC of banks or other financial institutions where any Borrower or any subsidiary is permitted hereunder to maintain deposits (but only for such time period as permitted in this Agreement); and (j) the Liens set forth on Schedule 6.4 attached hereto.

“Person” means any natural person, sole proprietorship, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary, or other capacity.

“Pledge Agreement” means the Pledge Agreement between Parent and the Bank dated as of the date of this Agreement.

“Release” means any spill, leak, emission, discharge or the pumping, pouring, emptying, disposing, injecting, escaping, leaching or dumping of a Hazardous Substance.

“Responsible Officer” means any of the Chief Executive Officer, President and Chief Financial Officer of Parent.

“Solvent” means that, with respect to Parent and its Subsidiaries on a Consolidated basis, (i) the fair value of their assets (including without limitation the fair salable value of the goodwill and other intangible property of Parent and its Subsidiaries) is greater than the total amount of their liabilities, including without limitation, contingent liabilities reflected on the balance sheet(s) of Parent and its Subsidiaries, (ii) the present fair salable value of the assets of Parent and its Subsidiaries (including without limitation the fair salable value of the goodwill and other intangible property of Parent and its Subsidiaries) is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, and (iii) Parent and its Subsidiaries are able to realize upon their assets and pay their debts and other liabilities, contingent obligations reflected on the balance sheet(s) of Parent and its Subsidiaries, and other commitments as they mature in the normal course of business.

“Subordinated Debt” means all Indebtedness which has been formally subordinated to payment and collection of the Line of Credit.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities having more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of a Borrower.

“Swap Obligation” means any obligation arising in connection with any Hedging Contract or related obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state or commonwealth in which the Collateral is located.

“Unfunded Capital Expenditures” means the total amount of capital expenditures for any period, as determined on a Consolidated basis in accordance with U.S. GAAP, made by Borrowers and their Subsidiaries determined exclusive of those capital expenditures made from funds borrowed by Borrowers (for purposes of this definition “funds borrowed” will not include funds borrowed from the Bank as an Advance on the Line of Credit) or pursuant to any capitalized lease.

“U.S. GAAP” shall mean generally accepted accounting principles as set forth in the Financial Accounting Standards Board Accounting Standards Codification as are in effect in the United States from time to time, subject to the provisions of Section 1.2, and applied on a consistent basis both as to classification of items and amounts.

1.2Accounting Principles.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with U.S. GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by U.S. GAAP; provided, however, that all accounting terms used in Section 5.14 (and all defined terms used in the definition of any accounting term used in Section 5.14) shall have the meaning given to such terms (and defined terms) under U.S. GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the annual financial statements referred to in Section 5.2(a).  If Parent notifies the Bank in writing (a “Notice of Change in GAAP”) that Parent requests an amendment to any financial or accounting provision or any related defined term to eliminate the effect of, or give effect to, any change occurring after the Closing Date to U.S. GAAP, unless the Bank shall have objected (a “GAAP Objection Notice”) to such request within 15 Business Days after receipt of such Notice of Change in GAAP, the relevant financial and accounting provisions or ratios shall be calculated in accordance with U.S. GAAP as reflected in such Notice of Change in U.S. GAAP on the date of such Notice of Change in GAAP to the Bank and the Bank hereby specifically consents to the implementation of such change hereunder upon the foregoing terms.  In the event the Bank shall have delivered a GAAP Objection Notice to Parent, the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial or accounting provision in a manner that would give effect to such change hereunder determined in accordance with Parent’s financial statements at that time.  Whenever in this Agreement it is necessary to determine whether a lease is a capital lease or an operating lease, such determination shall be made on the basis of U.S. GAAP as in effect on the Closing Date.

Article 2
THE LOANS

2.1[Reserved]

2.2Line of Credit.  The Line of Credit is a revolving line of credit pursuant to which the Borrowers may borrow, repay, and re-borrow, subject to the terms of this Agreement (including Exhibit B) and the other Loan Documents.  At no one time shall the outstanding principal balance of the Line of Credit exceed $10,000,000.

(a)Advances.  Subject to the terms of this Agreement, the Bank shall make Advances to Borrowers under the Line of Credit for the uses permitted by Section 2.2(c) below.

(b)Note.  The Indebtedness of Borrowers to the Bank under the Line of Credit is and will be evidenced by the Line of Credit Note.

(c)Use of Proceeds.  Advances under the Line of Credit shall be used by Borrowers solely for (i) for general corporate purposes, (ii) repurchases of issued and outstanding Capital Securities of Parent, and (iii) other permitted purposes.

(d)Interest.   Interest on the outstanding principal amount of the Line of Credit shall accrue at a rate equal to the LIBOR Rate plus the Applicable Margin.  Interest shall be calculated on the basis of the actual number of days elapsed over a year of 360 days.  Notwithstanding anything contained herein to the contrary, all of the provisions contained in Exhibit B attached hereto shall apply to the Line of Credit.  In the event that there are any inconsistencies between the terms of the Agreement and the terms contained in Exhibit B attached hereto, the terms contained in Exhibit B shall control.

(e)Letters of Credit.  Borrower may request that the Bank, in lieu of cash advances under the Line of Credit, issue standby letters of credit (individually, a “Letter of Credit” and collectively, the “Letters of Credit”) in an aggregate amount not to exceed $2,000,000 (the “Letter of Credit Exposure”), each for a term of no more than 12 months and renewable annually thereafter, but in no event having expiration dates after one year past the maturity of the Line of Credit.  The availability of Advances under the Line of Credit shall be reduced by the face amount of each Letter of Credit issued and outstanding (whether or not drawn).  Each payment by the Bank under a Letter of Credit, if not reimbursed by Borrowers within 2 Business Days of demand therefor, shall, in the Bank’s discretion, (i) constitute an advance of principal under the Line of Credit and shall be evidenced by the Line of Credit Note and/or (ii) if such advance of principal would cause a default under the requirement of Section 5.14(b) of this Agreement (based on the most recent certificate delivered to the Bank as required by Section 5.3 of this Agreement and assuming that such payment by the Bank under the Letter of Credit had been made on the last day of the reporting period for such certificate), constitute an Event of Default.  The Letters of Credit shall be governed by the terms of this Agreement and by one or more reimbursement agreements, in form and content satisfactory to the Bank, executed by Borrowers in favor of the Bank.  Each request for the issuance of a Letter of Credit must be accompanied by Borrower’s execution of an application on the Bank’s standard forms, together with all supporting documentation.  Each Letter of Credit will be issued in the Bank’s sole discretion and in a form acceptable to the Bank.  Borrower shall pay the Bank’s standard issuance fee on the face  amount of the Letter of Credit upon issuance, together with such other customary fees, commissions and expenses therefor as shall be required by the Bank, including, but not limited to, an annual Letter of Credit fee equal in the minimum amount of 1% of the face amount of the Letter of Credit.  This provision is not a pre-advice for the issuance of a letter of credit and is not irrevocable.  Upon the termination of the Line of Credit, Borrowers will cause all Letters of Credit, on terms satisfactory to the Bank, to be either (I) cancelled and replaced by an irrevocable letter of credit issued by a financial institution satisfactory to the Bank or (II) cash collateralized in an amount equal to 105% of the then Letter of Credit Exposure.

(f)Unused Fee.  Borrower shall pay to the Bank a fee (the “Unused Fee”) calculated as the difference between the amount of the Line of Credit and the average outstanding principal balance of the Line of Credit during each calendar quarter using at an annualized rate of twenty (20) basis points (0.20%).  The Unused Fee shall be payable in arrears within 10 days after the end of each calendar quarter.

(g)Payments.  On each Interest Payment Date (as defined in Exhibit B attached hereto), Borrowers shall make a payment in the amount of the accrued interest on the outstanding principal balance of the Line of Credit.  The entire unpaid principal amount of the Line of Credit, together with accrued and unpaid interest thereon and all other amounts payable hereunder in connection with the Line of Credit, shall be due and payable in full on June 10, 2020.

(h)Prepayment.  The Line of Credit may be prepaid in accordance with the terms contained in Exhibit B attached hereto.

2.3Payment Provisions.

(a)All payments of principal, interest, fees, and other amounts due under the Line of Credit, including any prepayments thereof, shall be made by the Borrowers to the Bank in immediately available funds before twelve o’clock (12:00) noon on any Business Day at the principal office of the Bank set forth in Section 9.7 of this Agreement.

(b)If any payment under this Agreement or the Line of Credit Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

(c)The Borrowers hereby authorize the Bank to charge the Borrowers’ deposit accounts at the Bank for any payment when due hereunder.  Payments received will be applied to charges, fees, and expenses (including attorneys’ fees), accrued interest and principal in any order the Bank may choose, in its sole discretion.

2.4Late Payments; Default Rate.  If Borrowers fail to make any payment of principal, interest, or other amount coming due pursuant to the provisions of this Agreement or the Line of Credit Note within 10 calendar days of the date due and payable, the Borrowers also shall pay to the Bank a late charge equal to 3.0% of the amount of such payment (the “Late Charge”).  Such 10 day period shall not be construed in any way to extend the due date of any such payment.  Upon maturity, whether by acceleration, demand, or otherwise, and at the Bank’s option upon the occurrence of any Event of Default and during the continuance thereof, the Line of Credit Note shall bear interest at a rate that shall be five percentage points (5.0%) in excess of the interest rate in effect from time to time under this Agreement or the Line of Credit Note but not more than the maximum rate allowed by law (the “Default Rate”).  The Default Rate shall continue to apply whether or not judgment shall be entered on the Line of Credit Note.  Both the Late Charge and the Default Rate are imposed as liquidated damages for the purpose of defraying the Bank’s expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, the Bank’s exercise of any rights and remedies hereunder, under the other Loan Documents, or under applicable law, and any fees and expenses of any agents or attorneys which the Bank may employ.  In addition, the Default Rate reflects the increased credit risk to the Bank of carrying a loan that is in default.  The Borrowers agree that the Late Charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by the Bank, and that the actual harm incurred by the Bank cannot be estimated with certainty and without difficulty.

2.5Advances.

(a)Borrowers may obtain Advances by giving the Bank notice, in the form of a Notice of Borrowing, executed by Parent, specifying the date, amount, and purpose thereof; provided, that prior to the delivery to the Bank of each of the items described in Section 5.22, Borrowers may not request any Advances, and the Bank shall have no obligation to make any Advances, other than Advances to pay fees and expenses due to the Bank or any of its agents or advisors, including, without limitation, in connection with the preparation of this Agreement and the other Loan Documents.  Each Advance shall be in a minimum amount of

$500,000 and shall be in additional integral multiples of $100,000.  The Notice of Borrowing shall specify whether a LIBOR Rate Loan or a Daily LIBOR Rate Loan is being requested and if a LIBOR Rate Loan is requested, the LIBOR Interest Period selected by Borrower.  If the interest rate and/or a LIBOR Interest Period is not selected, such Advance shall be in the form of a 1-month LIBOR Rate Loan.

(b)Upon compliance with subsection (a) above and the other terms of this Agreement and any other applicable Loan Documents, the Bank shall promptly make the requested Advance available to Borrowers by crediting such amount to a Borrower’s operating account with the Bank.

(c)Each request for an Advance pursuant to this Section 2.5 shall be irrevocable and binding on Borrowers.

(d)the Bank shall not be obligated to fund more than two (2) Advances per month.

2.6Regulatory Changes in Capital Requirements.  If the Bank shall have determined that the adoption or the effectiveness after the date hereof of any law, rule, regulation, or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any lending office of the Bank) or its holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of the Bank or its holding company, if any, as a consequence of this Agreement, the Advances or the Line of Credit made by the Bank pursuant hereto to a level below that which the Bank or its holding company could have achieved but for such adoption, change or compliance (taking into consideration the policies of the Bank and its holding company with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank or its holding company for the amount of any such reduction suffered from the later of the date of adoption or effectiveness of any such change, together with interest on each such amount from the date demanded until payment in full thereof at the rates provided in this Agreement with respect to amounts not paid when due.  The Bank will use its best efforts to notify Borrower prior to the effectiveness of any event occurring after the date of this Agreement that will entitle the Bank to compensation pursuant to this Section 2.6.

A certificate of the Bank setting forth in reasonable detail such amount or amounts as shall be necessary to compensate the Bank or its holding company as specified above shall be delivered to Borrowers and shall be presumed correct absent manifest error.  Borrowers shall pay the Bank the amount shown as due on any such certificate delivered by the Bank within three Business Days after its receipt of the same.

Failure on the part of the Bank to demand compensation for increased costs or reduction in amounts received or receivable or reductions in return on capital with respect to any period shall not constitute a waiver of the Bank’s right to demand compensation with respect to such period or any other period.

2.7Taxes.

(a)Any and all payments by the Borrowers hereunder or under the Line of Credit Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding, in the case of the Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”).  If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under Line of Credit Note to the Bank, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.7) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions, and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)If any assignee of Bank's rights under this Agreement is not a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code (“Non‑U.S. Lender”) and is claiming the benefits of an income tax treaty to which the United States is a party, such Non-U.S. Lender shall, upon becoming party to this Agreement and to the extent it is legally entitled to do so, deliver to Borrower a completed and properly executed IRS Form W-8BEN, W-8ECI or W-8IMY, as appropriate, or any successor form prescribed by the IRS, certifying that such Non-U.S. Lender is entitled to an exemption or reduction from U.S. withholding tax on interest.

(c)In addition, Borrowers agree to pay any present or future stamp documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or under Line of Credit Note or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or the Line of Credit Note (hereinafter referred to as “Other Taxes”).

(d)Borrowers will indemnify the Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.7) paid by the Bank and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date the Bank makes written demand therefor.

(e)Within 30 days after the date of any payment of Taxes, Borrowers will furnish to the Bank, at its address referred to in Section 9.7, the original or a certified copy of a receipt evidencing payment thereof.

2.8Hedging Contracts.  Borrowers shall have the option of entering in into Hedging Contracts (as defined in Exhibit B attached hereto) for all or any portion of the Line of Credit.

Article 3
REPRESENTATIONS AND WARRANTIES

Loan Parties represent and warrant, as follows:

3.1Organization and Good Standing.   Each of Parent and each of its Subsidiaries is duly organized and existing and in good standing, under the laws of the jurisdiction of its organization, has the power and authority to carry on its business as now conducted, and is qualified to do business in all other states in which the nature of its business or the ownership of its properties requires such qualification except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

3.2Intellectual Property.  Parent and its Subsidiaries owns or possesses all of the patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits, and rights necessary to own and operate their properties and to carry on their business as presently conducted and planned to be conducted by Parent and its Subsidiaries, without known possible, alleged, or actual conflict with the rights of others.  All material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, and permits of Parent and its Subsidiaries are listed and described on the Perfection Certificate.

3.3Power and Authority; Validity of Agreement.  Each Loan Party has the power and authority under the law of its state or organization and under its certificate of incorporation, by-laws, certificate of formation or operating agreement, as applicable, to enter into and perform this Agreement, the Line of Credit Note, the other Loan Documents, and all other agreements, documents, and actions required hereunder; and all actions (corporate or otherwise) necessary or appropriate for each Loan Party’s execution and performance of this Agreement, the Line of Credit Note, and the other Loan Documents and actions required hereunder have been taken, and, upon their execution, the same will constitute the valid and binding obligations of each Loan Party to the extent it is a party thereto, enforceable in accordance with their terms.

3.4No Violation of Laws or Agreements.  The making and performance of this Agreement, the Line of Credit Note, and the other Loan Documents and actions required of each Loan Party hereunder will not violate any provisions of any law or regulation, federal, state, or local, or the certificate of incorporation and by-laws of any Loan Party or result in any breach or violation of, or constitute a default under, any agreement or instruments by which each Loan Party or its property may be bound in each case except where such failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.5Compliance.  Each of Parent and each of its Subsidiaries is in compliance in all material respects with all applicable laws and regulations, federal, state, and local (including without limitation those administered by the Local Authorities), material to the conduct of its business and operations; each of Parent and each of its Subsidiaries possesses all the franchises, permits, licenses, certificates of compliance and approval, and grants of authority necessary or required in the conduct of its business(es), and the same are valid, binding, enforceable, and subsisting without any defaults thereunder or enforceable adverse limitations thereon and are not subject to any proceedings or claims opposing the issuance, development, or use thereof or contesting the validity thereof, except where the failure to possess the foregoing would not reasonably be expected to have a Material Adverse Effect; and no authorization, consent, approval, waiver, license, or formal exemptions from, nor any filing, declaration, or registration with, any court or consents, governmental agency or regulatory authority (federal, state, or local) or non-governmental entity, under the terms of contracts or otherwise, is required by reason of or in connection with each Loan Party’s execution and performance of this Agreement, the Line of Credit Note, and other Loan Documents and actions required hereunder.

3.6Litigation.   There are no actions, suits, proceedings, or claims which are pending or, to the best of each Borrower’s knowledge or information, threatened against Parent or any of its Subsidiaries which, if adversely resolved, would reasonably be expected to have a Material Adverse Effect.

3.7Title to Assets.   Each Loan Party has good and marketable title to all of its properties and assets free and clear of any liens and encumbrances, except the security interests granted to the Bank hereunder and under the Loan Documents, and all such assets are in good order and repair and fully covered by the insurance required under Section 5.7 hereof, except for Permitted Liens and defects in title that would not reasonably be expected to have a Material Adverse Effect.

3.8Ownership.  The Capital Securities of each Subsidiary of Parent are validly issued, fully paid, and non-assessable, and the issuance and sale thereof are in compliance with all applicable federal and state securities and other applicable laws; and Parent’s ownership of the Capital Securities of each of its Subsidiaries is free and clear of any liens or encumbrances or other contractual restrictions, other than liens and security interest of the Bank.

3.9Accuracy of Information; Full Disclosure.

(a)All information furnished to the Bank concerning the financial condition of Parent and its Subsidiaries has been prepared in accordance with U.S. GAAP and/or the accrual method of accounting and fairly present the financial condition of Parent and its Subsidiaries as of the dates and for the periods covered and discloses all liabilities of Parent and its Subsidiaries and there has been no material adverse change in the financial condition or business of Parent and its Subsidiaries from the date of such statements to the date hereof; and

(b)All financial statements and other documents furnished by Parent and its Subsidiaries to the Bank in connection with this Agreement and the Line of Credit Note do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.  Each Loan Party has disclosed to the Bank in writing any and all facts which materially and adversely affect the business, properties, operations, or condition, financial or otherwise, of each Loan Party or each

Loan Party’s ability to perform its obligations under this Agreement and the other Loan Documents.

3.10Taxes and Assessments.   (a) Parent and its Subsidiaries have filed all required tax returns or has filed for extensions of time for the filing thereof, and have paid all applicable federal, state, and local taxes, other than taxes not yet due or which may be paid hereafter without penalty, to the extent the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that no such taxes shall be required to be paid if they are being contested in good faith by appropriate proceedings and are covered by appropriate reserves maintained in cash or Cash Equivalents and prepared in accordance with U.S. GAAP and/or the accrual method of accounting; and (b) Parent and its Subsidiaries have no knowledge of any deficiency or additional assessment in connection therewith not provided for in the financial statements required hereunder.

3.11Indebtedness.  Parent and its Subsidiaries have no presently outstanding Indebtedness or obligations including contingent obligations and obligations under leases of property from others, except as set forth on Schedule 3.11 attached hereto.

3.12ERISA.   Each Loan Party and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder; and,

(a)Neither any Loan Party nor any ERISA Affiliate maintains or contributes to or has maintained or contributed to any multiemployer plan (as defined in section 4001 of ERISA) under which any Loan Party or any ERISA Affiliate could have any withdrawal liability;

(b)Neither any Loan Party nor any ERISA Affiliate sponsors or maintains any ERISA Plan under which there is an accumulated funding deficiency within the meaning of §412 of the Code, whether or not waived;

(c)The aggregate liability for accrued benefits and other ancillary benefits under each ERISA Plan that is or will be sponsored or maintained by any Loan Party or any ERISA Affiliate (determined on the basis of the actuarial assumptions prescribed for valuing benefits under terminating single-employer defined benefit plans under Title IV of ERISA) does not exceed the aggregate fair market value of the assets under each such defined benefit pension ERISA Plan;

(d)The aggregate liability of each Loan Party and each ERISA Affiliate arising out of or relating to a failure of any ERISA Plan to comply with the provisions of ERISA or the Code will not have a Material Adverse Effect on any Loan Party; and

(e)There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent Annual Report) of any Loan Party or any ERISA Affiliate under any plan, program, or arrangement providing post-retirement life or health benefits.

3.13Books and Records.   Each of Parent and each Subsidiary maintains its books and records relative to the Collateral at its address set forth on Schedule 3.14 attached hereto or such other location after the Closing Date as Parent and its Subsidiaries may have after complying with the terms of Section 6.10 hereof.

3.14Location of Collateral.   None of the Inventory, Equipment, or other tangible property constituting part of the Collateral is, or has been during the six months preceding execution of this Agreement, located in or on any premises other than those addresses set forth on Schedule 3.14 attached hereto or such other location after the Closing Date as Loan Parties may have after complying with the terms of Section 6.10 hereof.

3.15Places of Business.   The only places of business of Parent and each of its Subsidiaries are those addresses set forth on Schedule 3.14 attached hereto or such other location after the Closing Date as Parent and its Subsidiaries may have after complying with the terms of Section 6.10 hereof.

3.16Other Name or Entities.   Except as set forth on Schedule 3.16, none of any Loan Party’s business is conducted through any corporate subsidiary, unincorporated association, or other entity and no Loan Party has, within the seven years preceding the date of this Agreement (a) changed its name, (b) used any name other than the name stated at the beginning of this Agreement, or (c) merged or consolidated with, or acquired the assets of, any corporation or other business.

3.17Title and Liens.   Each Loan Party has good and marketable title to all of the Collateral as sole owner or lessor thereof, as appropriate, free and clear of any mortgage, security interest, assignment, pledge, hypothecation, or other lien or encumbrance, except for Permitted Liens.

3.18Fees and Commissions.   No Loan Party owes fees or commissions of any kind, and does not know of any claim for any fees or commissions, in connection with the Line of Credit.

3.19No Extension of Credit for Securities.   No Loan Party is now, nor at any time has it been engaged principally, or as one of its important activities, in the business of extending or arranging for the extension of credit, for the purpose of purchasing or carrying any margin stock or margin securities; nor will the proceeds of the Line of Credit be used by any Loan Party, directly or indirectly, for such purposes.

3.20Hazardous Wastes, Substances and Petroleum Products.

(a)To its knowledge, Parent and each Subsidiary (i) has received all permits and filed all notifications necessary to carry on its business; and (ii) is in compliance in all respects with all Environmental Control Statutes, except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)Neither Parent nor any Subsidiary has given any written or oral notice, or has failed to give required notice, to the EPA or any state or local agency with regard to any actual or imminently threatened Release of Hazardous Substances on properties owned, leased, or operated by any Loan Party or Subsidiary or used in connection with the conduct of its business and operations.

(c)Neither Parent nor any Subsidiary has received notice that it is potentially responsible for costs of clean-up or remediation of any actual or imminently threatened Release of Hazardous Substances pursuant to any Environmental Control Statute.

3.21Solvency.   Parent and its Subsidiaries on a Consolidated basis are, after receipt and application of the proceeds of the Line of Credit and each Advance will be, Solvent.  Parent and its Subsidiaries, on a Consolidated basis, (i) do not intend to, nor believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature, and (ii) are not engaged in a business or transaction, or about to engage in a business or transaction, for which their property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which  they are engaged.  For purposes of this Section 3.21, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual matured liability of Parent and its Subsidiaries on a Consolidated basis.

3.22Material Contracts.   Schedule 3.22 lists all Material Contracts of Parent and each of its Subsidiaries.  Each such Material Contract is, to the knowledge of Parent and each Subsidiary, in full force and effect as of the Closing Date.  As of the Closing Date, each of Parent and each Subsidiary has satisfied in full or provided for all of its liabilities and obligations under each Material Contract requiring performance prior to the date hereof in all material respects, and is not in material default under any such Material Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a default.  As of the Closing Date, to the knowledge of Parent and each Subsidiary, no other party to any Material Contract is in material default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default.  Other than as described on Schedule 3.22, no approval or consent of any Person is needed for any Material Contract to continue to be in full force and effect after giving effect to the transactions contemplated hereby.

3.23Deposit Accounts.  Parent and its Subsidiaries have no Deposit Accounts with any Person other than the Bank, except those Deposit Accounts not maintained with the Bank as of the Closing Date listed on Schedule 3.23.  Parent will cause each Deposit Account of Parent and each Domestic Subsidiary that is not maintained at the Bank to be closed within 90 days of the Closing Date or become subject to a Control Agreement.  Parent or any Subsidiary may open Deposit Accounts in foreign or domestic jurisdictions for general corporate purposes and merchant acquiring settlements as its business requires; provided that any Deposit Account opened within the United States shall be maintained at the Bank or subject to a Control Agreement.

Article 4
CONDITIONS

4.1Initial Conditions.   The obligation of the Bank to make the initial advance under the Line of Credit, or to make any other Advance shall be subject to the Bank receipt of the following documents, each in form and substance satisfactory to the Bank:

(a)Loan Documents.  The Loan Documents, properly executed, as applicable, and delivered to the Bank.

(b)Authorization Documents.  Certified copies of the certificates of incorporation, bylaws and resolutions or the certificates of formation, operating agreements and consents, as applicable, of each Loan Party authorizing execution and full performance of the Loan Documents to which it is a party and all other documents and actions required hereunder, and an incumbency certificate setting forth the officers or members of each Loan Party authorized to execute the Loan Documents.

(c)Certificates of Good Standing.  Certificates of good standing or subsistence, as applicable, of each Loan Party from its state of incorporation or formation and in each state or commonwealth where it is qualified to do business.

(d)Financing Statements.  Uniform Commercial Code financing statements or continuations thereof naming each Loan Party, as debtor, and the Bank, as secured party, perfecting a first priority security interest in Collateral as security for the obligations of such Loan Party (subject only to Permitted Liens), together with such other documents as the Bank may require to perfect its security interests.

(e)Guaranty.  A Guaranty executed by each Guarantor in favor of the Bank unconditionally guarantying the payment and performance of the obligations and liabilities of Borrowers to the Bank.

(f)Insurance.  Certificates of property and liability insurance in favor of the Bank with respect to all of Loan Parties’ properties and business.

(g)Notice of Borrowing(s).  If an Advance of the Line of Credit is to be made to Borrowers, completed Notice(s) of Borrowing and any other documents or information reasonably required by the Bank in connection therewith.

(h)Searches.  Uniform Commercial Code, tax, judgment lien, pending litigation, and bankruptcy searches against each Loan Party in those offices and jurisdictions as the Bank shall reasonably request.

(i)Opinion.  The favorable legal opinion of counsel to Loan Parties addressed to the Bank covering such matters as the Bank may require.

(j)Minimum Availability.  Evidence, reasonably satisfactory to the Bank, that, as of the Closing Date and following an Advance made on the Closing Date, Borrower shall satisfy the Minimum Availability Requirement on the Closing Date.

(k)Material Contracts.  The Bank shall have received copies of all Material Contracts.

(l)Financial Condition Certificate.  A fully-executed Financial Condition Certificate.

(m)Closing Condition Certificate.  A fully-executed Closing  Condition Certificate.

(n)Other Documents.  Such additional documents as the Bank reasonably may request, including, without limitation, the items identified on the closing list attached hereto as Schedule 4.1(l).

4.2Additional Condition to the Bank’s Obligations.   It shall be a condition to the Bank’s obligation hereunder to make any Advance that the representations and warranties set forth herein and in the other Loan Documents shall be true and correct as if made on the date of such Advance, that no Default or Event of Default shall have occurred and be continuing on the date of such Advance or be caused by such Advance, and there shall have been no material adverse change in any Borrower’s financial condition or business since the date hereof.

Article 5
AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that until such time as all Obligations are Paid in Full and the Bank has no further obligation to make Advances to Borrowers, each Loan Party, to the extent applicable, shall do all of the following:

5.1Existence and Good Standing.  Preserve and maintain its existence as a corporation or limited liability company, as applicable, and its good standing in all states in which it conducts business and the validity of all its franchises, licenses, permits, certificates of compliance or grants of authority required in the conduct of its business.

5.2Financial Statements/Financial Information.

(a)Furnish to the Bank within 120 days after the close of each fiscal year commencing with fiscal year 2015 annual audited financial statements for Parent and its Subsidiaries on a Consolidated basis, including (i) a balance sheet, (ii) a statement of income, and (iii) a statement of cash flows, which financial statements shall be prepared in accordance with U.S. GAAP and shall be certified without qualification (except with respect to changes in U.S. GAAP as to which Parent’s independent certified public accountants have concurred) by an independent certified public accounting firm satisfactory to the Bank; and cause the Bank to be furnished with copies of management letters issued in connection with such financial statements and a certificate signed by such accountants to the effect that to the best of their knowledge there exists no violations of any provisions of this Agreement or the happening of any Default or Event of Default hereunder.

(b)Within 45 days after the end of each fiscal quarter following the date hereof, Parent and its Subsidiaries shall furnish to the Bank internally prepared financial statements (balance sheet, income statement, and statement of cash flows) on a Consolidated basis for the preceding fiscal quarter.

(c)Such other information as the Bank may reasonably request from time to time.

(d)Within 90 days after beginning of each fiscal year (commencing with the fiscal year beginning January 1, 2016), an annual Consolidated budget of Parent and its Subsidiaries for that fiscal year, each in form and substance acceptable to the Bank.

5.3Covenant Compliance Certificates.  Concurrently with each delivery of financial statements pursuant to Sections 5.2(a) and 5.2(b) above, Borrowers and their Subsidiaries shall furnish to the Bank a certificate, certified by the Chief Financial Officer of Parent evidencing compliance with the financial covenants in Section 5.14 hereof, including all covenant calculations, reasonably acceptable to the Bank.

5.4Securities and Governmental Reports.  Promptly (and in any event within five Business Days) after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent with the Securities and Exchange Commission (“SEC”) any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be.

5.5Notification of Account Debtors.  Upon the occurrence and during the continuance of any Event of Default, each Borrower, at the request of the Bank, shall notify the Account debtors of the Bank’s security interest in its Accounts.  Upon the occurrence and continuance of any Event of Default, the Bank may notify the Account debtors on any of the Accounts to make payment directly to the Bank, and the Bank may endorse all items of payment received by it that are payable to any Borrower; until such time as the Bank elects to exercise such right of notification, Borrowers are authorized to collect and enforce the Accounts.

5.6Books and Records.   Keep and maintain satisfactory and adequate books and records of Accounts in accordance with U.S. GAAP and/or the accrual method of accounting and make or cause the same to be made available to the Bank or their agents or nominees at any reasonable time upon reasonable notice for inspection and to make extracts thereof and permit the Bank to discuss contents of same with senior officers of Borrowers and also with outside auditors and accountants of Borrower.

5.7Insurance.   Keep and maintain all of its property and assets in good order and repair and covered by insurance with reputable and financially sound insurance companies against such hazards and in such amounts and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and against such hazards and in such amounts as is customary in the industry, under policies requiring the insurer to furnish reasonable notice to the Bank and opportunity to cure any non-payment of premiums prior to termination of coverage; and, as required above, furnish the Bank with certificates of such insurance and cause the Bank to be named as lender loss payee and additional insured thereof, as its interest may appear.

5.8Litigation; Event of Default.   Notify the Bank in writing immediately after Parent becomes aware of (a) the institution of any litigation, the commencement of any administrative proceedings, the happening of any event or the assertion or threat of any claim which reasonably could be expected to have a Material Adverse Effect or result in the occurrence of any Default or Event of Default hereunder, or (b) the entry of any judgment, decree, or order requiring payment in excess of $5,000,000 against any Loan Party.

5.9Taxes.   Pay and discharge all taxes, assessments or other governmental charges or levies imposed on it or any of its property or assets prior to the date on which any penalty for non-payment or late payment is incurred, unless the same are (a)(i) currently being contested in good faith by appropriate proceedings, diligently prosecuted and (ii) are covered by appropriate reserves maintained in cash or cash equivalents in accordance with U.S. GAAP and/or the accrual method of accounting or (b) the failure to make such payment would not reasonably be expected to result in a Material Adverse Effect.

5.10Costs and Expenses.   Pay or reimburse the Bank for all reasonable out-of-pocket costs and expenses (including but not limited to reasonable attorneys’ fees and disbursements) the Bank may pay or incur in connection with all waivers, consents and amendments to this Agreement and all other documentation related thereto and the collection or enforcement of the Line of Credit, including without limitation any reasonable fees and disbursements incurred in defense of or to retain amounts of principal, interest or fees paid.  All obligations provided for in this Section 5.10 shall survive any termination of this Agreement and the repayment of the Line of Credit.

5.11Compliance; Notification.

(a)Comply in all respects with all local, state, and federal laws and regulations applicable to its business, including without limitation the Environmental Control Statutes, and the Securities Act of 1933, as amended, and all laws and regulations of the Securities Exchange Commission and the Local Authorities, and the provisions and requirements of all material franchises, permits, certificates of compliance and approval issued by regulatory authorities, and other like grants of authority held by each Loan Party, unless noncompliance therewith would not reasonably be expected to have a Material Adverse Effect; and notify the Bank in reasonable detail promptly after a Responsible Officer becomes aware of any actual or alleged failure to comply with or perform, breach, violation, or default under any such laws or regulations or under the terms of any of such franchises or licenses, grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise would reasonably be expected to create such a breach, violation or default or would reasonably be expected to occasion the termination of any of such franchises or grants of authority.

(b)With respect to the Environmental Control Statutes, immediately notify when, in connection with the conduct of any Loan Party’s business(es) or operations, any Person (including, without limitation, EPA or any state or local agency) provides oral or written notification to any Loan Party, or any Loan Party otherwise becomes aware of a condition with regard to an actual or imminently threatened Release of Hazardous Substances; and notify the Bank in detail immediately upon the receipt by any Borrower of an assertion of liability under the Environmental Control Statutes, of any actual or alleged failure to comply with or perform, breach, violation, or default under any such statutes or regulations or of the occurrence or existence of any facts, events, or circumstances which with the passage of time, the giving of notice, or both, could create such a breach, violation, or default.

5.12ERISA.   (a) Comply in all material respects with the provisions of ERISA to the extent applicable to any ERISA Plan maintained for the employees of or any ERISA Affiliate; (b) do or cause to be done all such acts and things that are required to maintain the qualified status of each ERISA Plan and tax exempt status of each trust forming part of such ERISA Plan; (c) not incur any material accumulated funding deficiency (within the meaning of ERISA and the regulations promulgated thereunder), or any material liability to the PBGC (as established by ERISA); (d) permit any event to occur (i) as described in Section 4042 of ERISA or (ii) which may result in the imposition of a lien on its properties or assets; and (e) notify the Bank in writing promptly after it has come to the attention of senior management of any Loan Party of the assertion or threat of any “reportable event” or other event described in Section 4042 of ERISA (relating to the soundness of a ERISA Plan) or the PBGC’s ability to assert a material liability against it or impose a lien on any Loan Party’s or any ERISA Affiliates’ properties or assets; and (f) refrain from engaging in any prohibited transactions or actions causing possible liability under Section 5.02 of ERISA.

5.13Accounts.  Each Loan Party shall maintain its primary banking relationships in the United States with the Bank, including each Deposit Account.

5.14Financial Covenants.

(a)Parent and its Subsidiaries on a Consolidated basis shall maintain, at all times, a minimum Fixed Charge Coverage Ratio of 1.20:1.00, to be tested quarterly as of the last day of each quarter on a rolling four-quarter basis, calculated on the financial statements received by the Bank in accordance with the terms of this Agreement.

(b)Parent and its Subsidiaries on a Consolidated basis shall not exceed a maximum Leverage Ratio, to be tested quarterly as of the last day of each quarter on a rolling four-quarter basis, calculated on the financial statements received by the Bank in accordance with the terms of this Agreement, of 2.00:1.00 at all times.

(c)Parent and its Subsidiaries on a Consolidated basis shall maintain, at all times, the Minimum Availability Requirement.

5.15Condition of Collateral; No Liens.  Maintain the Collateral in good condition and repair at all times, preserve the Collateral from loss, damage, or destruction of any nature whatsoever, and keep the Collateral free and clear of any Lien other than permitted Liens.

5.16Records.   Maintain complete and accurate books and records of all its operations and properties, including records of the Collateral.

5.17Further Assistance.   From time to time, execute and deliver such further documents and take such further actions as the Bank may reasonably request in order to carry out the purposes of this Agreement and the other Loan Documents.

5.18Transactions Among Affiliates.   Cause all transactions between and among Affiliates to be on an arms-length basis and on such terms and conditions as are customary in the applicable industry between and among unrelated entities; provided, that transactions involving  a Foreign Subsidiary are not required to satisfy the arms-length test as long as the transaction is not more favorable than arms-length with respect to the Foreign Subsidiary.

5.19Additional Subsidiary.   If any additional Subsidiary is formed or acquired after the Closing Date, the Borrowers will, within three Business Days after such Subsidiary is formed or acquired, notify the Bank thereof and cause the Capital Securities of such Subsidiary owned by or on behalf of any Borrower to be added to the Collateral (other than to the extent such Capital Securities would constitute Excluded Property) and, if such Subsidiary is a Domestic Subsidiary, cause such Subsidiary to execute a joinder to this Agreement, in form and substance satisfactory to the Bank.

5.20Acquired or Intellectual Property.  Upon the acquisition or establishment of any property used in or relating to the business of Borrowers, including intellectual property, the Loan Parties shall cause the applicable Loan Party acquiring or establishing such property take all actions required by the Bank, to the extent such property is intended to be part of the Collateral, to cause such property to become part of the Collateral for the Obligations, including, but not limited to, the execution of all documents reasonably required by the Bank.

5.21Other Information.  Provide the Bank with any other documents and information, financial or otherwise, reasonably requested by the Bank from time to time.

5.22Post-Closing Delivery.  Furnish to the Bank each of the following items, each duly executed and in form and substance reasonably satisfactory to the Bank, within the time period described:

(a)Within one day following the Closing Date, originals of each of the Loan Documents, including original stock certificates and executed stock powers for each Loan Party other than Parent;

(b)Within 30 days following the Closing Date, a landlord waiver agreement with the landlords (and if applicable, sub-landlord) for each of the following locations:  (i)  670 Long Beach Blvd., Long Beach, NY 11561; (ii) One Corporate Commons, 100 West Commons Blvd., Suite 200, New Castle, DE 19720; and (iii) 100 Mansell Court East, Suite 250, Roswell, GA 30076;

(c)Within 30 days following the Closing Date, a collateral access agreement with the landlord/operator of Verizon Co-Location Center, Terramark Worldwide, Inc., 401 Fieldcrest Drive, Elmsford, NY;

(d)Within 30 days following the Closing Date, evidence of termination of any lien or security interest of record at the U.S. Patent and Trademark Office in favor of any Person other than the Bank, including, without limitation, any lien or security interest with respect to trademark registration no. 2698529 (IPAY) by PBT, Ltd. (Cayman Islands) in 2005 and The Bank of New York, as Agent, in 2006 and 2007,

(e)Within 30 days following the Closing Date, original stock certificates and executed stock powers with respect to the Capital Securities required to be pledged to the Bank for each of Planet Payment Asia Pacific Pte Ltd, and Planet Payment.ie Limited;

(f)Within 30 days following the Closing Date, English translations of the charter documents of each direct or indirect Subsidiary of Parent.

(g)Within 30 days following the Closing Date, documents to effect a pledge of the Pledged Collateral of Planet Payment do Brasil Serviços de Tecnologia de Informação Ltda.

(h)Within 30 days following the Closing Date, a completed ANNEX A to Pledge Agreement and a completed ANNEX B to Pledge Agreement.

Article 6
NEGATIVE COVENANTS

Each Loan Party covenants and agrees that until the Liabilities are Paid In Full and this Agreement no longer remains in effect (unless the Bank shall give its prior written consent thereto), it will not:

6.1Indebtedness.   Borrow any monies or create any Indebtedness except (a) indebtedness represented by the Obligations, (b) other indebtedness of Loan Parties to the Bank, (c) as set forth on Schedule 3.11 attached hereto, (d) unsecured indebtedness to its members or shareholders, as applicable, provided that there shall be no repayment of any such indebtedness if there is an Event of Default then in existence under any of the Loan Documents, (e) accounts payable to trade creditors arising out of purchases of goods or services in the ordinary course of business, provided that (i) each such account payable is payable not later than 60 days after the original invoice date according to the original terms of sale and (ii) each such account payable is not overdue by more than 60 days according to the original terms of sale, unless the applicable Loan Party is disputing the amount or validity of same in good faith; (f) indebtedness secured by Liens permitted by clauses (e) and (i) of the definition of “Permitted Liens,” and (g) guarantees of any of the Indebtedness permitted by this Section 6.1.

6.2Guaranties.   Other than as permitted by Section 6.1, guarantee or assume or agree to become liable in any way, either directly or indirectly, for any additional indebtedness or liability of others except to endorse checks or drafts in the ordinary course of business.

6.3Consolidations, Mergers, or Acquisitions.   Be a party to any merger, consolidation, or exchange of stock, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any other evidence of an equity interest in, or any partnership, limited liability company, or joint venture interest in, any other Person, or sell, transfer, convey, assign or lease all or any substantial part of its assets or property, or otherwise sell or assign, with or without recourse, any receivables, except (a) any Borrower or any of the Subsidiaries of a Borrower may merge into another Borrower provided that such Borrower is the surviving Person, (b) any of the Subsidiaries of a Borrower may merge into another wholly-

owned subsidiary of a Borrower organized under the laws of the United States provided that if such Subsidiary has granted a Lien in its assets to the Bank, such surviving subsidiary shall grant the Bank a first priority perfected security interest in its assets to the Bank and take such other actions (and execute and deliver all certificates, documents, and agreements) reasonably required by the Bank in connection therewith, (c) any subsidiaries of a Borrower may, with the prior written consent of the Bank, liquidate or dissolve as long as the assets of such subsidiary are transferred to a Borrower and provided further that in connection with any transaction described in clauses (a), (b), or (c) in this Section 6.3, the Borrowers shall provide 10 Business Days’ prior written notice of any such merger to the Bank, (d) the transaction is a “Permitted Acquisition” if (i) Borrowers can demonstrate pro forma compliance with (A) a minimum Fixed Charge Coverage Ratio of 1.35:1.00, on a rolling four-quarter basis, calculated on the financial statements received by the Bank in accordance with the terms of this Agreement, and (B) a maximum Leverage Ratio, on a rolling four-quarter basis, calculated on the financial statements received by the Bank in accordance with the terms of this Agreement, of 1.75:1.00, (ii) no Default or Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) the representations and warranties set forth in this Agreement shall be true and correct in all material respects (or with respect to representations and warranties qualified by materiality, in all respects) with the same effect as if then made (except to the extent stated to a specific earlier date) after giving effect to such transactions, (iv) such transactions do not result in a Change of Control, (v) such acquisition shall have been approved by the applicable board of directors (or other similar body) and/or the applicable equity holders to the extent required by law or governance documents, (vi) the Bank shall receive not less than 10 Business Days’ prior written notice of the consummation of such acquisition, which notice shall include a reasonably detailed description of the proposed price, terms, and conditions of such acquisition and identify the anticipated closing date thereof, (vii) the Bank shall receive, not less than ten 10 Business Days’ prior to the consummation of such acquisition, a due diligence package, in form reasonably satisfactory to the Bank, which package shall include all information reasonably requested by the Bank, (viii) such acquisition comprises a business, or those assets of a business, of the type similar to the one engaged in by a Borrower as of the Closing Date and those reasonably related or incidental thereto, (ix) the Bank, (A) is granted a first priority perfected Lien (subject only to Permitted Liens) on all assets being acquired pursuant to such acquisition (and, in the case of an acquisition involving the purchase of equity interests, all of such purchased equity interests shall be pledged to the Bank), except to the extent that any such assets would be Excluded Property, (B) is provided with a collateral assignment (or consent to the collateral assignment) of the applicable Borrower’s rights under the applicable purchase agreement, and (C) is provided such other customary documents, instruments, and legal opinions as the Bank shall reasonably request in connection therewith, each to be in form and substance reasonably satisfactory to the Bank, and (x) the aggregate consideration paid in connection with any such acquisition permitted in this Section 6.3 shall not exceed $2,000,000, provided, that for the purposes hereof, consideration shall exclude any equity paid to sellers and any amount funded with the proceeds of any equity issuance or equity contributions made, but such consideration shall include all amounts paid or payable in connection with such acquisition, including all transaction costs and all Indebtedness incurred or assumed in connection therewith, including the maximum amount payable under any earn-out obligations.

6.4Liens and Encumbrances.   Create, permit, or suffer the creation of any liens, security interests, or any other encumbrances on any of its property, real or personal, except Permitted Liens.

6.5Additional Negative Pledge.   Enter into any agreement, covenant, or promise with any Person or entity restricting in any manner its ability to pledge its assets or properties or otherwise grant any liens, security interests, or encumbrances on its property other than as permitted by Section 6.4.

6.6Transfer of Assets; Liquidation.

(a)Sell, lease, transfer, or otherwise dispose of all or any portion of its assets, real or personal, including, for the avoidance of doubt, cash, other than such transactions in the normal and ordinary course of business for value received and sales, payments and other transfers that are otherwise permitted by this Agreement; or

(b)discontinue, liquidate, or change in any material respect any substantial part of its operations or business(es).

6.7Changes.  (a) Sell or transfer an ownership interest in any Loan Party or Subsidiary, (b) cease or materially change business operations, or (c) reorganize or consolidate business operations.

6.8[Reserved].

6.9Modification of Governing Documents.   Change, alter or modify, or permit any change, alteration, or modification of, its certificate of incorporation, bylaws, operating agreement, certificate of formation or other governing documents.

6.10Change of Location or Name.  Change any of the following without 30 days prior written notice to the Bank:  (a) the locations stated in Section 3.13 of this Agreement, (b) the location of the principal place of business or chief executive office of any Loan Party, or (c) the name under which any Loan Party conducts any of its business or operations.

6.11Change of Accounting Practices.   Change its present accounting principles or practices in any material respect, except as may be required by changes in U.S. GAAP.

6.12Leases.   Except for leases with annual rental payments less than $1,000,000, enter into or amend any lease, license, or similar agreement without in each case obtaining the prior written consent of the Bank, which consent shall not be unreasonably withheld, delayed, or conditioned.

6.13Inconsistent Agreement.   Enter into any agreement containing any provision that would be violated by the performance of any Loan Party’s obligations under this Agreement or any of the other Loan Documents or under any document delivered or to be delivered by it in connection therewith.

6.14Use of Proceeds.   Use the proceeds of the Line of Credit for any purpose other than as permitted by Section 2.2(c).

6.15Loans and Investments.   Make any loans or advances to, or investments in, any Person other than a Subsidiary.

6.16Planet Payment do Brasil Serviços de Tecnologia de Informação Ltda.  Until the pledge described in Section 5.2.2(g) above has been effected, no additional assets or property will be contributed to Planet Payment do Brasil Serviços de Tecnologia de Informação Ltda.

Article 7
SECURITY AND RIGHT OF SET OFF

7.1Security Agreement.

1. (a)As security for the payment of any and all of Borrower’s Obligations, whether matured or unmatured, now existing or hereafter incurred or created hereunder or otherwise, each Borrower grants, conveys, and gives the Bank a security interest in all Collateral of such Borrower, whether now or existing or hereafter acquired, wherever located, an all proceeds and products thereof.  Each Borrower authorizes the Bank to file one or more UCC financing statements to perfect its security interests in the Collateral.

2. (b)As security for the payment of any and all of Guarantor’s obligations under this Agreement and the Guaranty to which such Guarantor is a party, whether matured or unmatured, now existing or hereafter incurred or created hereunder or otherwise, each Guarantor grants, conveys, and gives the Bank a security interest in all Collateral of such Guarantor, whether now or existing or hereafter acquired, wherever located, an all proceeds and products thereof.  Each Guarantor authorizes the Bank to file one or more UCC financing statements to perfect its security interests in the Collateral.

7.2Additional Collateral.   As additional security for the payment of any and all of the Obligations or other obligations in favor of the Bank, whether matured or unmatured, now existing or hereafter incurred or created hereunder or otherwise, each Loan Party hereby grants to the Bank a security interest in and lien upon all funds, balances, or other property of any kind of such Loan Party, or in which such Loan Party has an interest, limited to the interest of such Loan Party therein, whether now or hereafter in the possession, custody, or control of the Bank.

7.3Deposit Accounts. Notwithstanding any other provision contained in this Agreement or any other Loan Document, the Bank agrees it shall not exercise any remedies, including any remedies provided under the UCC, with respect to deposits held in Current Payroll Accounts that are not in excess of 150% of the amount required during the most recent two-week payroll period as evidenced by ADP reports or other payroll reporting documentation.

7.4Right of Set-off.   The Bank is hereby authorized at any time and from time to time after the occurrence and during the continuance of an Event of Default, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Bank to or for the credit or the account of any Loan Party against any and all of the obligations of Borrowers now or hereafter existing under this Agreement and the other Loan Documents.  The Bank agrees promptly to notify the Loan Parties after any such set-off and application made by the Bank; provided,  however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Bank under this Article 7 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

Article 8
DEFAULT

8.1Events of Default.   Each of the following events shall be an Event of Default hereunder:

(a)If Borrowers shall fail to pay when due any installment of principal, interest, fees, costs, expenses, or any other sum payable to the Bank hereunder or otherwise and such failure shall continue for more than five Business Days after written notice of such failure shall have been given by the Bank to Borrowers; provided,  however, the Bank shall not be required to provide Borrowers such notice or cure more than twice in any calendar year;

(b)If any representation or warranty made herein or in connection herewith or in any statement, certificate, or other document furnished hereunder or otherwise is false or misleading in any material respect when made;

(c)If any Borrower shall default in the payment or performance of any obligation or Indebtedness to another Person in an amount in excess of $250,000, after the expiration of any applicable notice or cure periods;

(d)If there shall occur any material breach of, material noncompliance with, or material default under any Material Contract of any Borrower, in each case that permits the termination of the contract;

(e)If any Loan Party shall sell, convey, assign, lease, or otherwise transfer to any Person or abandon or otherwise dispose of, voluntarily or involuntarily, any Essential Borrower IP except as permitted by the terms of the Intellectual Property Security Agreement;

(f)If any Loan Party shall default in the performance of any other agreement or covenant contained herein or in any document executed or delivered to the Bank, and such default shall continue uncured for 15 days after written notice thereof to Loan Party given by the Bank; provided,  however, if such default is curable but not reasonably capable of cure within such 15 day period, Loan Party shall have such further period, not to exceed a period of 30 days in the aggregate, as may be required to cure such default, on the condition that Borrowers commence such cure within the original 15 day period and thereafter diligently prosecutes such cure to completion within such 30 day period;

(g)If custody or control of any substantial part of the property of any Loan Party shall be assumed by any governmental agency or any court of competent jurisdiction at the instance of any governmental agency; if any material license or franchise shall be suspended, revoked, or otherwise terminated; or if any governmental regulatory authority or judicial body shall make any other final non-appealable determination the effect of which would be to affect materially and adversely the operations of any Loan Party as now conducted; and, as to each of the events set forth in this subsection (g), such event cannot be corrected, as determined in the sole and absolute discretion of the Bank, within 15 days after written notice thereof by the Bank to such Loan Party;

(h)If any Borrower becomes insolvent, bankrupt, or generally fails to pay its debts as such debts become due; is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver, or trustee for it or substantially all of its property to be appointed; makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors to be instituted against it; if proceedings under any law related to the bankruptcy, insolvency, liquidation, or the reorganization, readjustment, or the release of debtors is instituted or commenced by any Borrower; if any order for relief is entered relating to any of the foregoing proceedings; if any Borrower shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or if any Borrower shall by any act or failure to act indicate its consent to, approval of, or acquiescence in any of the foregoing; and, as to each of the events set forth in this subsection (h), such event cannot be corrected, as determined in the sole and absolute discretion of the Bank, within 30 days after notice thereof by the Bank to the Borrowers;

(i)any event or condition shall occur or exist with respect to any activity or substance regulated under the Environmental Control Statutes, except where any such event or condition would not reasonably be expected to result in a Material Adverse Effect;

(j)there occurs any Change of Control;

(k)a judgment, decree, or order requiring payment in excess of $250,000 shall be rendered against any Loan Party and such judgment or order shall remain unsatisfied, undischarged, and in effect for 45 consecutive days without a stay of enforcement or execution, provided that this clause (k) shall not apply to any judgment to the extent such Loan Party is fully insured and with respect to which the insurer has admitted liability; and

(l)any execution shall have been levied against any part of the Collateral or against any other property of any Borrower and shall continue unstayed and in effect for a period of 15 Business Days after written notice thereof by the Bank.

8.2Remedies.   Upon the happening of any Event of Default and at any time thereafter, at the election of the Bank, and by notice by the Bank to the Borrower, the Bank may declare the entire unpaid balance, principal, interest, and fees, of all Obligations of Borrowers, hereunder or otherwise, to be immediately due and payable; provided, that the Obligations shall automatically be due and payable following an Event of Default described in Section 8.1(g).  Upon such declaration, the Bank shall have no further obligation to make any Advances and the immediate right to enforce or realize on any Collateral granted therefor in any manner or order it deems expedient without regard to any equitable principles of marshaling or otherwise.  In addition to any rights granted hereunder or in any documents delivered in connection herewith, the Bank shall have all the rights and remedies granted by any applicable law, all of which shall be cumulative in nature.

8.3Powers of Attorney.   Each Loan Party hereby constitutes and appoints the Bank its true and lawful attorney and agent in fact to take any or all of the actions described below in the Bank’s or such Borrower’s name and at Borrowers’ expense during the continuance of an Event of Default:

(a)Charges Against Credit Balances.  The Bank, without demand, may charge and withdraw from any credit balance that any Loan Party may then have with the Bank, or with any Affiliate of the Bank, any amount that shall become due from any Loan Party to the Bank.

(b)Evidence of Liens.  Each Loan Party authorizes the Bank to file such financing statements and other documents and take such other actions as the Bank deems necessary or proper in order to create, perfect, or continue the security interests and other liens provided for by this Agreement or any of the other Loan Documents, and the Bank may file the same in any appropriate governmental office.

(c)Preservation of Collateral.  The Bank may take any and all action that it deems necessary or proper to preserve its interest in the Collateral, including without limitation the payment of debts of any Loan Party that might impair the Collateral or the Bank’s security interest therein, the purchase of insurance on Collateral, the repair or safeguarding of Collateral, or the payment of taxes, assessments, or other liens thereon.  All sums so expended by the Bank shall be added to the Obligations, shall be secured by the Collateral, and shall be payable on demand with interest at the Default Rate from the respective dates such sums are expended.

(d)The Bank’s Right to Cure.  The Bank may perform any of any Loan Party’s obligations under the Loan Documents but shall not be obligated to do so.  All sums so expended by the Bank shall be added to the Obligations, shall be secured by the Collateral, and shall be payable on demand with interest at the Default Rate from the respective dates such sums are expended.

(e)Verification of Accounts.  The Bank may make test verifications of any and all Accounts in any manner and through any medium the Bank considers advisable, and each Loan Party shall render any necessary assistance.

(f)Collections; Modification of Terms.  The Bank may demand, sue for, collect, and give receipts for any money, instruments, or property payable or receivable on account of or in exchange for any of the Collateral, or make any compromises it deems necessary or proper, including without limitation extending the time of payment, permitting payment in installments, or otherwise modifying the terms or rights relating to any of the Collateral, all of which may be effected without notice to or consent by any Borrower and without otherwise discharging or affecting the obligations of Loan Party under this Agreement, the Collateral, or the security interest granted under this Agreement or any of the other Loan Documents.

(g)Endorsements.  The Bank may endorse any Loan Party’s name on checks, notes, acceptances, drafts, invoices, bills of lading, and any other documents or instruments requiring such Loan Party’s endorsement.

(h)Mails.  The Bank may notify the postal authorities to deliver all mail, parcels, and other material addressed to any Loan Party to the Bank at such address as the Bank may direct, and the Bank may open and deal with same as it deems necessary or proper.

(i)Insurance.  The Bank may file proofs of loss and claim with respect to any of the Collateral with the appropriate insurer, and may endorse in its own and any Loan Party’s name any checks or drafts constituting insurance proceeds.

Each Loan Party covenants and agrees that the powers of attorney granted by this Section 8.3 are coupled with an interest and shall be irrevocable until full and final payment and performance of the Obligations, at which time such powers of attorney shall automatically terminate; that said powers are granted solely for the protection of the Bank’s interest and Loan Parties shall have no duty to exercise any thereof; that the decision whether to exercise any of such powers, and the manner of exercise, shall be solely within the Bank’s discretion; and that neither the Bank nor any of its Affiliates, directors, officers, employees, or agents shall be liable for any act of omission or commission, or for any mistake or error of judgment, in connection with any such powers unless such mistake or error constitutes gross negligence or willful misconduct as finally determined in a non-appealable judicial proceeding.

8.4Specific Rights Regarding Collateral.   In addition to the rights as stated generally in Sections 8.2 and 8.3 hereof, each Loan Party agrees that, during the continuance of an Event of Default, the Bank shall be entitled to the rights and remedies, and each Loan Party shall have the obligations, set forth below:

(a)The Bank may enter upon the premises where any of the Collateral is located and take possession thereof and, at the Bank’s option, remove or sell in place any or all thereof.

(b)Upon notice from the Bank, each Loan Party and shall promptly, at its expense, assemble any or all of the Collateral and make it available at a reasonably convenient place designated by the Bank.

(c)The Bank may, with or without judicial process, sell, lease, or otherwise dispose of any or all of the Collateral at public or private sale or proceedings, by one or more contracts, in one or more parcels, at the same or different times and places, with or without having the Collateral at the place of sale or other disposition, to such Persons or entities, for cash or credit or for future delivery and upon such other terms, as the Bank may in its discretion deem best in each such matter.  If any of the Collateral is sold on credit or for future delivery, the Bank shall not be liable for the failure of the purchaser to pay for same and, in the event of such failure, the Bank may resell such Collateral.

(d)Loan Parties hereby further agree that notice of the time and place of any public sale, or of the time after which any private sale or other intended disposition or action relating to any of the Collateral is to be made or taken, shall be deemed commercially reasonable notice thereof, and shall satisfy the requirements of any applicable statute or other law, if such notice (i) is delivered not less than seven Business Days prior to the date of the sale, disposition, or other action to which the notice relates, or (ii) is mailed (by ordinary first class mail, postage prepaid) not less than 14 Business Days prior thereto.  The Bank shall not be obligated to make any sale or other disposition or take other action pursuant to such notice and may, without other notice or publication, adjourn or postpone any public or private sale or other disposition or action by announcement at the time and place previously fixed therefore, and such sale, disposition or action may be held or accomplished at any times or places to which the same may be so adjourned or postponed.

(e)The Bank may purchase any or all of the Collateral at any public sale and may purchase at private sale any of the Collateral that is of a type customarily sold in a recognized market or the subject of widely distributed price quotations or as may be further permitted by law.  The Bank may make payment of the purchase price for any Collateral by credit against the then outstanding amount of the Line of Credit.

(f)The Bank may at its discretion retain any or all of the Collateral and apply the same in satisfaction of part or all of the Line of Credit.

(g)Any cash proceeds of sale, lease or other disposition of Collateral shall be applied as follows:

First:  To the expenses of collecting, enforcing, safeguarding, holding, and disposing of Collateral, and to other expenses of the Bank in connection with the enforcement of this Agreement or the other Loan Documents, (including without limitation court costs and the fees and expenses of attorneys, accountants, and appraisers), together with interest at the Default Rate from the respective dates such sums are expended;

Second:  Any surplus then remaining to the payment of interest and principal of the Loans and other sums payable as part of the Obligations of Borrowers under the Loan Documents, in such order as the Bank elects; and

Third:  Any surplus then remaining to Borrowers or whoever may be lawfully entitled thereto.

Article 9
MISCELLANEOUS

9.1Indemnification and Release Provisions.   Except in the event of the gross negligence or willful misconduct of the Bank and its directors, officers, agents, employees, and counsel and their respective heirs, administrators, executors, successors as finally determined in a non-appealable judicial proceeding, each Loan Party hereby indemnifies and agrees to protect, defend, and hold harmless the Bank and its directors, officers, officials, agents, employees, and counsel and their respective heirs, administrators, executors, successors, and assigns, from and against, any and all losses, liabilities (including without limitation transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interest, judgments, costs, or expenses, including without limitation reasonable fees and disbursements of counsel, incurred by any of them arising out of or in connection with or by reason of this Agreement, the making of the Line of Credit, or any other Loan Document, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs, or expenses relating to or arising under any Environmental Control Statute or the application of any such statute to any of Loan Parties’ properties or assets.  All obligations provided for in this Section 9.1 shall survive any termination of this Agreement and the repayment of Obligations.

9.2Binding and Governing Law.   This Agreement and all documents executed hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed as to their validity, interpretation, and effect by the laws of the State of Delaware without regard to the conflicts of laws provisions contained therein.

9.3Survival.   All agreements, representations, warranties, and covenants of each Loan Party contained herein or in any documentation required hereunder shall survive the execution of this Agreement and the making of the Line of Credit hereunder and except for Sections 5.10 and 9.1 which provide otherwise, will continue in full force and effect as long as any Obligations or other obligations of Loan Parties to the Bank remain outstanding.

9.4No Waiver; Delay.   If the Bank shall waive any power, right, or remedy arising hereunder or under any applicable law, such waiver shall not be deemed to be a waiver of the later occurrence or recurrence of any of said events with respect to the Bank.  No delay by the Bank in the exercise of any power, right, or remedy shall, under any circumstances, constitute or be deemed to be a waiver, express or implied, of the same and no course of dealing between the parties hereto shall constitute a waiver of the Bank’s powers, rights, or remedies.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.5Modification; Waiver.   Except as otherwise provided in this Agreement, no modification or amendment hereof, or waiver or consent hereunder, shall be effective unless made in a writing signed by appropriate officers of the parties hereto.

9.6Headings.   The various Headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

9.7Notices.   Any notice, request, or consent required hereunder or in connection herewith shall be deemed satisfactorily given if in writing (including facsimile, or other similar electronic methods of communication) and delivered by hand, sent by, a nationally recognized overnight courier delivery service or mailed (registered or certified mail) to the parties at their respective addresses, email addresses, or facsimile numbers set forth below or such other addresses or facsimile numbers as may be given by any party to the others in writing:

if to any Loan Party:

Planet Payment, Inc.

670 Long Beach Blvd

Long Beach, NY  11561

Attention:  Robert Cox

Facsimile:  516-706-0547

With a copy to:

Fenwick & West LLP

801 California Street

Mountain View, CA  94041

Attention:  Robert Freedman

Facsimile:  650-938-5200

if to the Bank:

919 North Market Street

Suite 800

Wilmington, Delaware  19801

Attention:  Benjamin B. Rogers

Facsimile No.:  (302) 655-5379

with a copy to:

Duane Morris LLP
111 South Calvert Street
Suite 2000
Baltimore, MD  21202
Attention:  R. Timothy Bryan, Esq.
Facsimile:  (410) 510-1946

9.8Time of Day.  Unless otherwise set forth herein, all time of day restrictions imposed herein shall be calculated using prevailing time in Wilmington, Delaware.

9.9Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

9.10Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original.

9.11Consent to Jurisdiction and Service of Process.  Each Loan Party irrevocably appoints each and every officer of each Loan Party as its attorney upon whom may be served any notice, process, or pleading in any action or proceeding against it arising out of or in connection with any of the Loan Documents; and each Loan Party hereby consents that any action or proceeding against it be commenced and maintained in any court within New Castle County, Delaware, or in the United States District Court for the District of Delaware by service of process on any such officer; and each Loan Party agrees that the courts of New Castle County, Delaware, and the United States District Court for the District of Delaware shall have jurisdiction with respect to the subject matter hereof and the person of each Loan Party and the Collateral.  Notwithstanding the foregoing, the Bank, in its absolute discretion may also initiate proceedings in the courts of any other jurisdiction in which a Loan Party may be found or in which any of its properties or Collateral may be located.

9.12Preservation and Limitation of Remedies.   The Bank and each Loan Party shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable:  (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under Loan Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment.  EACH LOAN PARTY AND THE BANK AGREE THAT THEY SHALL NOT HAVE A REMEDY OF PUNITIVE OR EXEMPLARY DAMAGES AGAINST THE OTHER IN ANY DISPUTE AND HEREBY WAIVE ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY HAVE NOW OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE.

9.13WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE Line of Credit NOTE OR THE LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE BANK. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK’S ENTERING INTO THIS AGREEMENT.

9.14CONFESSION OF JUDGMENT.  EACH LOAN PARTY HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS ANY ATTORNEY OR ATTORNEYS OR THE PROTHONOTARY OR CLERK OF ANY COURT IN THE STATE OF DELAWARE, OR ELSEWHERE, UPON AND FOLLOWING THE OCCURRENCE OF AN EVENT OF DEFAULT, TO APPEAR FOR AND CONFESS JUDGMENT AGAINST ANY LOAN PARTY FOR THE AMOUNT FOR WHICH LOAN PARTIES MAY BE OR BECOME LIABLE TO THE BANK OR ANY OF THEM UNDER THIS AGREEMENT OR THE Line of Credit NOTE OR THE OTHER LOAN DOCUMENTS AS EVIDENCED BY AN AFFIDAVIT SIGNED BY AN OFFICER OF THE BANK, AS THE CASE MAY BE, SETTING FORTH THE AMOUNT THEN DUE, PLUS ATTORNEYS’ FEES EQUAL TO TWENTY PERCENT (20%) OF PRINCIPAL AND INTEREST AND COSTS OF SUIT (PROVIDED,  HOWEVER, THAT THE BANK SHALL ONLY SEEK TO RECOVER THOSE REASONABLE FEES ACTUALLY INCURRED BY IT FROM TIME TO TIME), AND FOR

SO DOING THIS AGREEMENT OR A COPY HEREOF VERIFIED BY AFFIDAVIT SHALL BE SUFFICIENT WARRANT, IT BEING AGREED THAT THE FOREGOING AUTHORIZATION IS A POWER COUPLED WITH AN INTEREST.  EACH LOAN PARTY WAIVES THE RIGHT TO ANY STAY OF EXECUTION AND THE BENEFIT OF ALL EXEMPTION LAWS NOW OR HEREAFTER IN EFFECT.  NO SINGLE EXERCISE OF THE FOREGOING WARRANT AND POWER TO CONFESS JUDGMENT SHALL BE DEEMED TO EXHAUST THE POWER, WHETHER OR NOT ANY SUCH EXERCISE SHALL BE HELD TO BE INVALID, VOIDABLE, OR VOID, BUT THE POWER SHALL CONTINUE UNDIMINISHED AND MAY BE EXERCISED FROM TIME TO TIME AS OFTEN AS THE BANK SHALL ELECT UNTIL ALL OBLIGATIONS OF LOAN PARTIES TO THE BANK HAVE BEEN PAID IN FULL.

9.15ACKNOWLEDGMENTS.  EACH LOAN PARTY ACKNOWLEDGES THAT IT HAS HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, SECTIONS 9.11 THROUGH AND INCLUDING 9.14 HEREOF, AND FURTHER ACKNOWLEDGES THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL AND CONFESSION OF JUDGMENT HAVE BEEN FULLY EXPLAINED TO EACH LOAN PARTY BY SUCH COUNSEL.

9.16U.S. Patriot Act/OFAC Notice.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who establishes a formal relationship with such institution.  Therefore, when the Loan Parties enter into this business relationship with the Bank, the Bank will ask the Loan Parties or their officers or owners their name, address, date of birth (for individuals) and other pertinent information that will allow the Bank to identify the Loan Parties.  The Bank may also ask to see the Loan Parties’ organizational documents or other identifying information.

{remainder of page intentionally left blank}

IN WITNESS WHEREOF, the undersigned, by their duly authorized officers or members, have signed, sealed, and delivered this Agreement the day and year first above written.

ATTEST:	PLANET PAYMENT, INC.,
a Delaware corporation, as Parent

	By:		(SEAL)
Name:		Name:
(Assistant) Secretary		Title:

	By:		(SEAL)
Name:		Name:
(Assistant) Secretary		Title:

ATTEST:	PLANET PAYMENT PROCESSING SERVICES, INC.,
a Delaware corporation, as a Borrower

	By:		(SEAL)
Name:		Name:
(Assistant) Secretary		Title:

	By:		(SEAL)
Name:		Name:
(Assistant) Secretary		Title:

ATTEST:	PLANET GROUP, INC.,
a Delaware corporation, as a Borrower

	By:		(SEAL)
Name:		Name:
(Assistant) Secretary		Title:

	By:		(SEAL)
Name:		Name:
(Assistant) Secretary		Title:

{SIGNATURE PAGE TO CREDIT AND SECURITY AGREEMENT}

ATTEST:	PLANET TECHNOLOGY SERVICES, LLC,
a Delaware limited liability company, as a Guarantor

	By:		(SEAL)
Name:		Name:
(Assistant) Secretary		Title:

	By:		(SEAL)
Name:		Name:
(Assistant) Secretary		Title:

ATTEST:	PLANET PAYMENT SOLUTIONS, LLC,
a Delaware limited liability company, as a Guarantor

	By:		(SEAL)
Name:		Name:
(Assistant) Secretary		Title:

	By:		(SEAL)
Name:		Name:
(Assistant) Secretary		Title:

{SIGNATURE PAGE TO CREDIT AND SECURITY AGREEMENT}

WITNESS:	CITIZENS BANK, N.A.

	By:		(SEAL)
Benjamin B. Rogers
Vice President

{SIGNATURE PAGE TO CREDIT AND SECURITY AGREEMENT}

Exhibit A

Notice of Borrowing

[date]

Citizens Bank, N.A.

919 North Market Street

Suite 800

Wilmington, Delaware 19801

Re:Notice of Borrowing

Gentlemen:

Pursuant to the terms of a Credit and Security Agreement dated as of June [__], 2015 (the “Credit Agreement”), we hereby request you to make an advance under the Line of Credit in the amount of $_______________ for purposed permitted by the Credit Agreement.  Such advance shall be a LIBOR Rate Loan with LIBOR Interest Period of [daily][one month][two months][three months].

This notice of borrowing constitutes a reaffirmation by the undersigned that the representations and warranties in the Credit Agreement are true, correct, and accurate in all material respects and a certification by the undersigned that no Default or Event of Default (each as defined in the Credit Agreement) exists.

Very truly yours,
PLANET PAYMENT, INC.

By:
Name:
Title:

A-1

EXHIBIT B
STANDARD LIBOR LANGUAGE

1.Definitions.

a.“Adjusted LIBOR Rate” means, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into a LIBOR Rate Loan for any LIBOR Interest Period, a rate per annum determined by dividing (x) the LIBOR Rate for such LIBOR Interest Period by (y) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage.

b.“Applicable Margin” means 250 basis points (2.50%).

c. “Business Day” means:

(1)any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Wilmington, Delaware;

(2)when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

(3)when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

d.“Daily LIBOR Rate” shall mean, for any day, the rate of one (1) month Dollar deposits as reported on Reuters Page LIBOR01 as of 11:00 a.m., London time, on such day, or if such day is not a London Banking Day (as defined herein), then the immediately preceding London Banking Day (or if not so reported, then as determined by the Bank from another recognized source or interbank quotation).

e.“Daily LIBOR  Rate Loan” means any loan or advance the rate of interest applicable to which is based upon the Daily LIBOR Rate.

f.“Hedging Contracts” means, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between a Borrower or its Affiliates and the Bank and designed to protect a Borrower against fluctuations in interest rates or currency exchange rates, including without limitation a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

g.“Hedging Obligations” means, with respect to a Borrowers, all liabilities of such Borrower or its Affiliates to the Bank under Hedging Contracts.

h.“Interest Payment Date” means the last Business Day of each LIBOR Interest Period or, in the case of Prime Rate Loans, any day on which a payment of principal is due hereunder.

i.“LIBOR Interest Period” means relative to any LIBOR Rate Loans:

(1)initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as a LIBOR Rate Loan and ending on (but excluding) the day which numerically corresponds to such date one, two or three months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as selected by Borrowers by irrevocable notice to the Bank pursuant to Section 2.11 hereof; and

(2)thereafter, each period commencing on the last day of the preceding LIBOR Interest Period applicable to such LIBOR Rate Loan and ending one, two, or three months thereafter, as selected by Borrowers by irrevocable notice to the Bank pursuant to Section 2.5 hereof;

provided, however, that

(a)at no time may there be more than four LIBOR Interest Periods in effect with respect to the LIBOR Rate Loans;

(b)LIBOR Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same Advance under this Agreement shall be of the same duration;

(c)LIBOR Interest Periods for LIBOR Rate Loans in connection with which Borrower has or may incur Hedging Obligations with the Bank shall be of the same duration as the relevant periods set under the applicable Hedging Contracts;

(d)if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and

(e)no LIBOR Interest Period may end later than the Maturity Date.

j.“LIBOR Rate” means, relative to any LIBOR Interest Period, the offered rate for deposits of U.S. Dollars for a term coextensive with the designated LIBOR Interest Period which the ICE Benchmark Administration (or any successor administrator of LIBOR rates) fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such LIBOR Interest Period.  If such day is not a London Banking Day, the LIBOR Rate shall be determined on the next preceding day which is a London Banking Day.  If for any reason the Bank cannot determine such offered rate fixed by the then current administrator of LIBOR rates, the Bank may, in its sole but reasonable discretion, use an alternative method to select a rate calculated by the Bank to reflect its cost of funds.

k.“LIBOR Rate Loan” means any loan or advance the rate of interest applicable to which is based upon the LIBOR Rate.

l.“LIBOR Reserve Percentage” means, relative to any day of any LIBOR Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such LIBOR Interest Period.

m.“London Banking Day” means a day on which dealings in Dollar deposits are transacted in the London interbank market.

n.“Maturity Date” means June 10, 2020, unless sooner accelerated pursuant to the terms hereof.

o.“Prime Rate” shall mean a rate per annum equal to the rate of interest announced by Bank from time to time as its “Prime Rate.”  Any change in the Prime Rate shall be effective immediately from and after such change in the Prime Rate.  Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year.  The Borrowers acknowledge that the Bank may make loans to its customers above, at or below the Prime Rate.

p.“Prime Rate Loan” means any loan for the period(s) when the rate of interest applicable to such Loan is calculated by reference to the Prime Rate.

q.“Prime Rate Margin” means 0% per annum.

2.Borrowing Procedure.  Advances shall be made in accordance with the terms of the Agreement.

3.Repayment, Prepayments, and Interest.

a.Repayments; Continuations.  All LIBOR Rate Loans shall mature and become payable in full on the last day of the LIBOR Interest Period relating to such LIBOR Rate Loan.  Upon maturity, if not repaid, a LIBOR Rate Loan shall be continued for an additional LIBOR Interest Period of the same duration.

b.Interest Provisions.  Interest on the outstanding principal amount of the Loan, when classified as a: (i) LIBOR Rate Loan, shall accrue during each LIBOR Interest Period at a rate per annum equal to the sum of the Adjusted LIBOR Rate for such LIBOR Interest Period plus the LIBOR Rate Margin and shall be due and payable on each Interest Payment Date and on the Maturity Date, and (ii) Prime Rate Loan, shall accrue at a rate per annum equal to the sum of the Prime Rate plus the Prime Rate Margin, and shall be due and payable on each Interest Payment Date and on the Maturity Date.  Interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

c.Voluntary Prepayment of LIBOR Rate Loans.  LIBOR Rate Loans and Daily LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein.  For LIBOR Rate Loans and Daily LIBOR Rate Loans in connection with which a Borrower has or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts.   Borrowers shall give the Bank, no later than 10:00 a.m., New York City time, at least four Business Days’ notice of any proposed prepayment of any LIBOR Rate Loans and Daily LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans and Daily LIBOR Rate Loans, and the principal amount to be paid.  Each partial prepayment of the principal amount of LIBOR Rate Loans and Daily LIBOR Rate Loans shall be in an integral multiple of $10,000 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans (including the LIBOR Breakage Fee) and Daily LIBOR Rate Loans and of all accrued interest on the principal repaid to the date of payment

d.LIBOR Breakage Fees.  Upon:  (i) any default by Borrowers in making any borrowing of or continuation of any LIBOR Rate Loan following Borrowers’ delivery of a borrowing request or continuation notice hereunder or under the Agreement; or (ii) any prepayment of a LIBOR Rate Loan on any day that is not the last day of the relevant LIBOR Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrowers shall pay an amount (“LIBOR Breakage Fee”), as calculated by the Bank, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that the Bank may sustain as a result of such default or payment.  Each Borrower understands, agrees, and acknowledges that:  (i) the Bank does not have any obligation to purchase, sell, and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) the LIBOR Rate may be used merely as a reference in determining such rate; and (iii) Borrowers have accepted the LIBOR Rate as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by the Bank.   Each Borrower further agrees to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell, and/or match funds.

4.Miscellaneous LIBOR Rate Loan Terms

a.LIBOR Rate Lending Unlawful.  If the Bank shall determine (which determination shall, upon notice thereof to Borrowers and absent manifest error, be conclusive and binding on Borrowers) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central the Bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Rate Loan as a LIBOR Rate Loan and/or a Daily LIBOR Rate Loan as a Daily LIBOR Rate Loan, the obligations of the Bank to make, continue or maintain any such LIBOR Rate Loans and/or Daily LIBOR Rate Loans shall, upon such determination, forthwith be suspended until the Bank shall notify Borrowers that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans and/or Daily LIBOR Rate Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current LIBOR Interest Periods (or in the case of Daily LIBOR Rate Loans, the same day) with respect thereto or sooner, if required by such law or assertion.

b.Unavailability of LIBOR Rate.  In the event that Borrowers shall have requested a LIBOR Rate Loan and/or a Daily LIBOR Rate Loan in accordance with the Note and this Agreement and the Bank, in its sole discretion, shall have determined that Dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to the Bank in the London interbank market; or by reason of circumstances affecting the Bank in the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate and/or the Daily LIBOR Rate applicable to the relevant LIBOR Interest Period; or the LIBOR Rate or the Daily LIBOR Rate no longer adequately and fairly reflects the Bank’s cost of funding loans; upon notice from the Bank to Borrowers, the obligations of the Bank hereunder and under this Agreement to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans and/or Daily LIBOR Rate Loans of such duration shall forthwith be suspended until the Bank shall notify Borrowers that the circumstances causing such suspension no longer exist.

c.Increased Costs.  If, on or after the date hereof, the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central the Bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central the Bank or comparable agency: (a) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting its LIBOR Rate Loans, Daily LIBOR Rate Loans or its obligation to make LIBOR Rate Loans or Daily LIBOR Rate Loans; or (b) shall impose on the Bank any other condition affecting its LIBOR Rate Loans, Daily LIBOR Rate Loans or its obligation to make LIBOR Rate Loans or Daily LIBOR Rate Loans, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan or Daily LIBOR Rate Loans, or to reduce the amount of any sum received or receivable by the Bank under this agreement with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, Borrowers shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

d.Increased Capital Costs.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central the Bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Bank, or person controlling the Bank, and the Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the loans made by the Bank is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Bank to Borrowers, Borrowers shall immediately pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return.

A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrowers.  In determining such amount, the Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

e.Taxes.  All payments by Borrowers of principal of, and interest on, the LIBOR Rate Loan and the Daily LIBOR Rate Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts (such non-excluded items being called “Taxes”).  In the event that any withholding or deduction from any payment to be made by Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule, or regulation, then Borrowers will:

(a)pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

(c)pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and Borrowers will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.

If Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, Borrower shall indemnify the Bank for any incremental Taxes, interests or penalties that may become payable by the Bank as a result of any such failure.

Exhibit C

Financial Condition Certificate

{see attached}

Exhibit D

Closing Condition Certificate

{see attached}

SCHEDULE 3.11

Indebtedness

SCHEDULE 3.14

Locations of Collateral

SCHEDULE 3.16

Other Names or Entities

SCHEDULE 3.22

Material Contracts

SCHEDULE 3.23

Deposit Accounts

SCHEDULE 4.1(j)

Closing Checklist

{see attached}

SCHEDULE 6.4

Encumbrances